Exhibit 10.1

Execution Version

*             THE REGISTRANT HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS OF THIS EXHIBIT.  ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT AND HAVE BEEN FILED SEPARATELY WITH THE SEC.  OMITTED PORTIONS ARE INDICATED BY “[REDACTED]*”.

TRANSACTION AGREEMENT

by and among

EUREKA HUNTER HOLDINGS, LLC

MAGNUM HUNTER RESOURCES CORPORATION

MSIP II BUFFALO HOLDINGS LLC

and

MAGNUM HUNTER SERVICES, LLC (for the limited purposes set forth herein)

September 15, 2014

i

*             THE REGISTRANT HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS OF THIS EXHIBIT.  ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT AND HAVE BEEN FILED SEPARATELY WITH THE SEC.  OMITTED PORTIONS ARE INDICATED BY “[REDACTED]*”.

4.25	Employee Benefit Matters	31
4.26	Environmental Matters	33
4.27	Insurance	34
4.28	Books and Records	34
4.29	Certain Payments or Arrangements	35
4.30	Assets Necessary to the Business	35
4.31	[REDACTED]*	35
4.32	Status of Planned System Projects	35
4.33	MNW Matters	35
4.34	Eclipse Gathering Activities	35
4.35	Certain Accounting Matters	36

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF MSI	36

5.1	Organization; Authority	36
5.2	No Violation	36
5.3	MSI Intent	37
5.4	MSI Status	37
5.5	Non-Reliance; Disclosure of Information	37
5.6	Restricted Securities	37
5.7	Brokers’ Fees	38
5.8	Original Unit Purchase Agreement	38

ARTICLE VI	OTHER AGREEMENTS OF THE PARTIES	38

6.1	Employee Matters	38
6.2	Rogersville Facility	38
6.3	Waiver of Claims	38
6.4	Conduct of the Business	39
6.5	Subject Acreage	39
6.6	[REDACTED]*	40
6.7	Compliance Matters	40
6.8	2014 Projects	41

ARTICLE VII	INDEMNIFICATION	41

7.1	Survival	41
7.2	Indemnification	41
7.3	Conduct of Indemnification Proceedings	42
7.4	Limitations	43

ARTICLE VIII	TERMINATION	44

8.1	Termination	44
8.2	Procedure and Effect of Termination	44

ARTICLE IX	MISCELLANEOUS	45

9.1	Entire Agreement	45
9.2	Notices	45
9.3	Additional Information	46
9.4	Amendments; Waivers	46
9.5	Construction	47
9.6	Successors and Assigns	47
9.7	No Third-Party Beneficiaries	47
9.8	Governing Law and Venue	47
9.9	Execution	48
9.10	Severability	48
9.11	Fees and Expenses	48
9.12	Remedies	48
9.13	Updates to Disclosure Schedules	48
9.14	Confidentiality	50

Exhibits

Exhibit A	Form of Second A&R LLC Agreement
Exhibit B	Form of Services Agreement Amendment
Exhibit C	Form of MHR Consent
Exhibit D	Form of Amendment to Eureka Hunter Incentive Plan

Schedules

Schedule 1.1(a)	Initial System Map
Schedule 1.1(b)	First Amendment to Services Agreement
Schedule 4.2(a)	Capitalization
Schedule 4.2(b)	Pro Forma Capitalization
Schedule 4.6	Consents
Schedule 4.8(c)	No Default
Schedule 4.11	Financial Statements
Schedule 4.12	Related Party Transactions
Schedule 4.13	Litigation
Schedule 4.15	Absence of Changes
Schedule 4.18	Material Contracts
Schedule 4.21	Legal Compliance
Schedule 4.22(b)	Regulatory Proceedings
Schedule 4.22(d)	State Regulatory Matters
Schedule 4.23	Taxes
Schedule 4.24(f)	Subject Employees
Schedule 4.25(a)	Employee Benefit Plans
Schedule 4.25(g)	Form of Award Agreement
Schedule 4.26	Environmental Matters

Schedule 4.27	Insurance
Schedule 4.32	Planned System Projects
Schedule 4.34	Eclipse Gathering Activities

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT (this “Agreement”) is entered into as of September 15, 2014 by and among Eureka Hunter Holdings, LLC, a Delaware limited liability company (the “Company”), Magnum Hunter Resources Corporation, a Delaware corporation (“MHR”), MSIP II Buffalo Holdings LLC, a Delaware limited liability company (“MSI”) and, for the limited purposes set forth herein, Magnum Hunter Services, LLC, a Delaware limited liability company (“MH Services”).

RECITALS

WHEREAS, Ridgeline Midstream Holdings, LLC (“ArcLight”), MHR and the Company entered into that certain Series A Convertible Preferred Unit Purchase Agreement, dated as of March 21, 2012 (the “Original Unit Purchase Agreement”).

WHEREAS, MHR and the Company have determined it to be in the best interests of MHR and the Company to amend and restate the Initial LLC Agreement and to admit MSI as a member of the Company (including as a result of the conversion of the Preferred Units into Common Units as contemplated by the Second A&R LLC Agreement), and therefore in connection with the purchase of the ArcLight Acquired Units and as partial consideration for the conversion of the Preferred Units, MSI, MHR and the Company shall amend and restate the Initial LLC Agreement;

WHEREAS, on the date hereof, ArcLight and MSI entered into the ArcLight UPA, pursuant to which it is contemplated that MSI will (subject to the terms and conditions of the ArcLight UPA) purchase from ArcLight (i) 10,592,540 Series A Convertible Preferred Units (the “Preferred Units”) and (ii) 409,024 Common Units (the “Common Units”), representing (a) on an as-converted basis as of the date hereof, a 40.9% limited liability company interest in the Company and (b) 100% of ArcLight’s equity securities in the Company (the “ArcLight Acquired Units”);

WHEREAS, MSI will acquire, and MHR will sell to MSI, the MHR Acquired Units pursuant to this Agreement;

WHEREAS, as consideration for MSI entering into the ArcLight UPA and in order to induce MSI to agree to the conversion of the Preferred Units and to acquire the MHR Acquired Units, the Company and MHR shall make certain representations, warranties, covenants and agreements as set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

*             THE REGISTRANT HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS OF THIS EXHIBIT.  ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT AND HAVE BEEN FILED SEPARATELY WITH THE SEC.  OMITTED PORTIONS ARE INDICATED BY “[REDACTED]*”.

ARTICLE I

DEFINITIONS

1.1                               Definitions.  The following terms have the meanings indicated:

“Affiliate” means, with respect to a specified Person, any other Person, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“ArcLight” has the meaning set forth in the recitals hereto.

“ArcLight Acquired Units” has the meaning set forth in the recitals hereto.

“ArcLight Transaction” means the consummation of the transactions contemplated by the ArcLight UPA.

“ArcLight UPA” means that certain Unit Purchase Agreement, dated as of the date hereof, between MSI and Ridgeline Midstream Holdings, LLC, as the same may be subsequently amended, modified, supplemented, replaced or restated from time to time in accordance with its terms.

“Board” has the meaning set forth in the Initial LLC Agreement.

“Business” means the Eureka Parties’ (a) ownership and operation of a natural gas gathering system in West Virginia and Ohio (including, as of the date hereof, the Initial System) and further development of such natural gas gathering system and (b) the sale and leasing of natural gas treating facilities and equipment to third party producers.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by law to be closed.

[REDACTED]*

“Capital Contribution” has the meaning set forth in the Initial LLC Agreement.

“Carbide Facility” means the central compression facility located in Wetzel County, West Virginia situated where the Lewis Wetzel Lateral connects to the Mobley Lateral, including (a) an eight-inch low-pressure liquids gathering section of pipeline extending approximately two and one third miles for gathering wellhead produced condensate and liquids from wells located in the Lewis Wetzel Wildlife area, (b) a 12-inch low-pressure gas gathering section of pipeline extending approximately two and one third miles for gathering gas production from wells located in the Lewis Wetzel Wildlife area and (c) equipment utilized to handle and stabilize liquids extracted from the pipeline during routine pigging operations as well as liquids gathered by the Lewis Wetzel condensate gathering system.

“Class A Common Units” has the meaning set forth in the Second A&R LLC Agreement.

“Class B Common Units” has the meaning set forth in the Second A&R LLC Agreement.

“Closing” means the Initial Closing or the Second Closing, as applicable.

“Closing Date” means the Initial Closing Date or the Second Closing Date, as applicable.

“Closing Transactions” has the meaning set forth in Section 3.2(a) of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission.

“Common Units” has the meaning set forth in the recitals hereto.

“Company” has the meaning set forth in the preamble hereto.

“Company Assets” means all assets of the Company and its direct and indirect wholly owned subsidiaries, collectively, including the Initial System and the Real Property, Rights-of-Way, Material Contracts, Pipelines, Permits and other assets of the Eureka Parties.

“Company Indemnified Parties” has the meaning set forth in Section 7.2(b) of this Agreement.

“Contract” means any contract, agreement, option, right to acquire, preferential purchase right, preemptive right, warrant, indenture, debenture, note, bond, loan, loan agreement, collective bargaining agreement, lease, mortgage, franchise, license, purchase order, bid, commitment, letter of credit, guaranty, surety or any other legally binding arrangement, whether oral or written.

“Credit Agreement” means that certain Credit Agreement by and among Eureka Pipeline, ABN AMRO Capital USA LLC, and certain other lenders dated as of March 28, 2014, as amended after the date hereof in accordance with the terms and conditions of this Agreement and the Second A&R LLC Agreement.

“Crescent Lateral” means the approximately 15-mile, 20-inch high-pressure gathering line currently being constructed in Monroe County, Ohio.

“Debt” means (a) any indebtedness or other obligation for borrowed money; (b) any indebtedness evidenced by any note, bond, debenture or other security or similar instrument; (c) any liabilities for the deferred purchase price of property or other assets (including any “earn-

out” or similar payments); (d) any liabilities in respect of any lease of real or personal property (or a combination thereof), which liabilities are required to be classified and accounted for under GAAP as capital leases; (e) any interest rate, commodity or currency protection agreement (including any swaps, collars, caps or similar hedging obligations); (f) any accrued interest, premiums, penalties and other obligations relating to the foregoing; and (g) any guarantee of indebtedness referred to in clauses (a) through (f).

“Delaware LLC Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Disclosure Schedules” means the schedules regarding the Eureka Parties, the Company Assets and the Business attached to this Agreement, which schedules may be amended, modified or supplemented by the Company as provided in this Agreement.

“Eclipse Agreement” means that certain Gas Gathering Services Agreement, dated as of December 20, 2013, between Eclipse Resources I, LP and Eureka Pipeline.

“EH Land” means Eureka Hunter Land, LLC, a Delaware limited liability company.

“Employee” or “Employees” means all employees of MHR and its Affiliates whose job responsibilities consist primarily of providing services in connection with the Business.

“Environmental Laws” means all Laws, orders, injunctions, judgments, directives or rules of any Governmental Authority of competent jurisdiction governing or relating to pollution or protection of human health and safety (including worker health and safety) or the environment (including ambient air, surface water, ground water, land, surface or subsurface strata, and natural resources), including, without limitation: (a) those providing liability in connection with or imposing cleanup, investigatory or remediation obligations relative to any Release or threatened Release of Hazardous Materials; (b) those otherwise relating to any environmental aspect of the manufacture, processing, distribution, use, treatment, storage, disposal, emission, discharge, transport or handling of Hazardous Materials (including, without limitation, the federal Occupational Safety and Health Act, and any super-national, regional, state, local or provincial counterparts or analogues thereto); and (c) those relating to protection of threatened or endangered species, wetlands, cultural or historical resources, or other natural resources.

“Environmental Permits” means any Permits issued by any Governmental Authority under any Environmental Laws for the lawful operation of the Business, Real Property or Company Assets.

“Equity Interests” means (a) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation; (b) any ownership interests in a Person (other than a corporation), including, limited liability company interests, membership interests, partnership interests, joint venture interests and beneficial interests; and (c) any warrants, options, convertible or exchangeable securities, subscriptions, rights (including any preemptive or similar rights), calls or other rights to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Eureka Balance Sheet” has the meaning set forth in Section 4.11(a) of this Agreement.

“Eureka Financial Statements” has the meaning set forth in Section 4.11(a) of this Agreement.

“Eureka Hunter Incentive Plan” means the Eureka Hunter Holdings, LLC Management Incentive Compensation Plan, the award of plan incentive units thereunder and the award of Class B Common Units of the Company pursuant to the terms of the Initial LLC Agreement or the Second A&R LLC Agreement.

“Eureka Mainline” means the approximately 24-mile, 20-inch gathering line currently in operation in Tyler and Wetzel Counties, West Virginia.

“Eureka Parties” means, collectively, the Company, Eureka Pipeline, EH Land, and TransTex Hunter, and “Eureka Party” means any of them individually.

“Eureka Pipeline” means Eureka Hunter Pipeline, LLC, Delaware limited liability company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FERC” means the Federal Energy Regulatory Commission and any successor thereto.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any (a) federal, state, local, municipal, or other government (including any governmental agency, branch, department, board, commission, official, or entity and any court or other tribunal); or (b) body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Hazardous Materials” means any chemical, pollutant, contaminant, waste, toxic or hazardous substance or material, crude oil, petroleum and petroleum products (including any fraction or by-products thereof), polychlorinated biphenyls, asbestos or asbestos-containing materials, lead or lead-based paints or materials, free crystalline silicates or silica, natural gas silicates or silica, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas), or radioactive material (including naturally-occurring radioactive material) and any and all other terms of similar import, substances or materials including wastes that are identified, listed, regulated or as to which liability may be imposed at any time under Environmental Laws.

“Hydrocarbons” shall mean means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indemnified Party” has the meaning set forth in Section 7.3(a) of this Agreement.

“Indemnifying Party” has the meaning set forth in Section 7.3(a) of this Agreement.

“Initial Closing” means the consummation of the Initial Closing Transactions.

“Initial Closing Date” has the meaning set forth in Section 3.1(a) of this Agreement.

“Initial Closing Transactions” has the meaning set forth in Section 3.1(a) of this Agreement.

“Initial LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, dated March 21, 2012, and as from time to time amended in accordance with its terms (prior to its amendment and restatement as the Second A&R LLC Agreement).

“Initial System” means any Pipelines that have been completed and are used in commercial operations as of the date hereof as set forth in the map attached hereto as Schedule 1.1(a), including Eureka Mainline, Lewis Wetzel Lateral, Mobley Lateral, Pursley Lateral, Ormet Lateral, Tippens Lateral and Carbide Facility.

“Institutional Investor Indemnitees” has the meaning set forth in Section 7.4(b) of this Agreement.

“Institutional Investor Indemnitors” has the meaning set forth in Section 7.4(b) of this Agreement.

“Insurance” has the meaning set forth in Section 4.27 of this Agreement.

“Intellectual Property” means all patents, and any reissues, extensions, divisions, continuations and continuations-in-part; statutory or common law copyrights; statutory or common law trademarks and service marks, trade names, logos and slogans, and the goodwill relating thereto; trade secrets; confidential information; inventions (whether patentable or not); software; and all registrations and applications for any of the foregoing, in each case owned or licensed by any Eureka Party and used in the Business.

“Knowledge” means, with respect to MHR or the Company, the actual knowledge of the Chief Executive Officer of each of MHR and the Company, the Chief Financial Officer of each of MHR and the Company, Gabe Scott, Paul Johnston, Chris Akers, Don Kirkendall, Dan McCormick or Darren Espey.

“Law” means any applicable order, constitution, law, ordinance, regulation, statute or code issued by any Governmental Authority, including an arbitration panel, any principle of common law or judicial or administrative interpretation thereof.

*             THE REGISTRANT HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS OF THIS EXHIBIT.  ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT AND HAVE BEEN FILED SEPARATELY WITH THE SEC.  OMITTED PORTIONS ARE INDICATED BY “[REDACTED]*”.

“Lewis Wetzel Lateral” means the approximately seven-mile, 20-inch gathering line currently in operation in Wetzel County, West Virginia, connecting Eureka Mainline to Mobley Lateral.

“Liability” means any liability, debt, obligation, loss, damage, claim, cost or expense (including court costs and reasonable attorneys’, accountants’ and other experts’ fees and expenses associated with investigating, preparing for and participating in any litigation or proceeding, including all appeals), interest, penalties, amounts paid in settlement, Taxes, fines, judgments or assessments, in each case, whether direct or indirect, whether accrued or contingent and whether latent or otherwise.

“Liens” means any lien, mortgage, deed of trust, deed to secure debt, pledge, restriction on transfer, proxy with a voting or similar agreement, claim, charge, security interest, easement, right of way, encroachment, servitude, right of first offer, right of first refusal, preemptive right or similar restriction.

“Losses” means any and all losses, claims, damages, liabilities, obligations, fines, penalties, judgments, costs, expenses and disbursements, settlement costs and expenses, including, without limitation, reasonable costs of investigation and reasonable attorneys’ fees and expenses (but excluding any and all special, punitive, incidental, indirect or consequential damages, except to the extent actually recovered by a third party in respect of a third-party claim).

[REDACTED]*

“Material Adverse Effect” means any change in, or effect on, the Business that in the aggregate (taking into account all other such changes or effects), is materially adverse to the business, financial condition or results of operations of the Eureka Parties, taken as a whole, except to the extent any such change or effect results from or is attributable to changes in general economic conditions or changes affecting the industry generally in which the Eureka Parties operate, provided that such changes do not affect the Eureka Parties in a materially disproportionate manner.

“Material Contract” has the meaning set forth in Section 4.18(b) of this Agreement.

“MHR” has the meaning set forth in the preamble hereto.

“MHR Acquired Units” have the meaning set forth in Section 2.3 of this Agreement.

“MHR Closing Certificate” means a certificate of MHR in form reasonably satisfactory to MSI, dated the Initial Closing Date or Second Closing Date, as applicable, and executed by the chief executive officer of MHR, stating that, as of such date, (A) the conditions specified in Section 3.3(b)(i) and Section 3.3(b)(ii) have been satisfied and (B) to the Knowledge of MHR, the condition specified in Section 3.3(b)(iv) has been satisfied.

“MHR Consent” has the meaning set forth in Section 2.1 of this Agreement.

*             THE REGISTRANT HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS OF THIS EXHIBIT.  ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT AND HAVE BEEN FILED SEPARATELY WITH THE SEC.  OMITTED PORTIONS ARE INDICATED BY “[REDACTED]*”.

“MHR Default” has the meaning set forth in the Second A&R LLC Agreement.

“MHR Directors” has the meaning set forth in the Initial LLC Agreement and the Second A&R LLC Agreement.

“MHR Purchase Price” has the meaning set forth in Section 2.3 of this Agreement.

“MH Services” has the meaning set forth in the preamble hereto.

“Mobley Lateral” means the approximately eight-mile, 20-inch gathering line currently in operation in Wetzel County, West Virginia, connecting the Lewis Wetzel lateral to [REDACTED]*

[REDACTED]*

“Monroe County System” means Ormet Lateral, Tippens Lateral, Crescent Lateral, Ormet Extension Lateral and Rex/Tex Lateral.

“MSI” has the meaning set forth in the preamble hereto.

“MSI Closing Certificate” means a certificate of MSI in form reasonably satisfactory to MHR, dated the Initial Closing Date or Second Closing Date, as applicable, and executed by an executive officer of MSI, stating that, as of such date, the conditions specified in Section 3.3(c)(i) and Section 3.3(c)(ii) have been satisfied.

“MSI Indemnified Parties” has the meaning set forth in Section 7.2(a) of this Agreement.

“Natural Gas Act” has the meaning set forth in Section 4.22(a) of this Agreement.

“Notice” has the meaning set forth in Section 9.2 of this Agreement.

“Organizational Documents” means, with respect to any Person other than an individual, any charter, certificate of incorporation, articles of association, bylaws, operating agreement, partnership agreement, limited liability company agreement or similar formation or governing documents and instruments of such Person.

“Original Unit Purchase Agreement” has the meaning set forth in the recitals hereto.

“Ormet Extension Lateral” means the approximately 6.5-mile, 20-inch high-pressure dry gas gathering line and the approximately seven-mile, 20-inch high pressure wet gas gathering line, each currently being constructed in Monroe County, Ohio.

“Ormet Lateral” means the approximately 12-mile, 20-inch high-pressure gathering line currently in operation in Monroe County, Ohio.

“Permit” means any licenses, franchises, permits, consents, registrations, certificates and other approvals issued by any Governmental Authority.

“Permitted Liens” means:

(a)                                 Liens for current period Taxes and assessments that are not yet due and payable (or if delinquent, that are being contested in good faith by the Eureka Parties by appropriate action);

(b)                                 easements, restrictive covenants, defects in title and irregularities, and other matters that do not interfere materially with the ownership or use, or materially reduce the value, of the Company Assets taken as a whole;

(c)                                  zoning, entitlement, subdivision planning and building codes and other land use laws, regulations or ordinances regulating the use, development, conservation restriction and occupancy of the Real Property and permits, consents and rules under such laws, regulations or ordinances, in each case that do not limit or prohibit materially the uses to which the Eureka Parties have historically used, or propose to use, the Real Property;

(d)                                 rights of third parties pursuant to restrictive covenants, easements, rights of way, surface use restrictions, sub-surface leases, mineral reservations or severances, grazing rights or logging rights or rights related to ponds, lakes, waterways, canals, ditches, reservoirs, railways, streets, roads and structures or other rights related to surface uses and impediments on, over or in respect of the Company Assets that are not such as to interfere materially with the use or enjoyment of, or materially impair the value of, the property or asset to which they apply;

(e)                                  conditions in any Permit issued by any Governmental Authority for the ownership and operation of all or part of the Company Assets;

(f)                                   any utility company rights, easements and franchises which do not interfere materially with the use or enjoyment of, or materially impair the value of, the Company Assets affected by such rights, easements and franchises;

(g)                                  any landlord, carrier, warehouseman, mechanic, workman, repairman, vendor, operator or other similar Lien arising or incurred in the ordinary course of business in respect of obligations that are not due and payable or are being contested in good faith and by appropriate action;

(h)                                 Liens and deposits made in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(i)                                     Liens and deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(j)                                    customary rights of set-off, revocation, refund or chargeback of banks and other financial institutions in the ordinary course of business;

*             THE REGISTRANT HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS OF THIS EXHIBIT.  ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT AND HAVE BEEN FILED SEPARATELY WITH THE SEC.  OMITTED PORTIONS ARE INDICATED BY “[REDACTED]*”.

(k)                                 customary rights of set-off in any Material Contract;

(l)                                     any Lien that will be, and is released on or prior to, the Initial Closing or the Second Closing, as applicable; and

(m)                             Liens granted pursuant to the Credit Agreement and any other Liens that are permitted by the Credit Agreement.

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or any court or other federal, state, local or other Governmental Authority or other entity of any kind.

“Pipeline” means, collectively, all gathering systems, all tubes and pipelines used for the gathering of Hydrocarbons, all related processing or treatment facilities, and all distribution systems, wherever located, whether now owned or hereafter owned or leased by any Eureka Party, together with all equipment, contracts, fixtures, facilities, metering stations, compressors, improvements, records and other property appertaining thereto.

“Pipeline System” means all of the Pipeline and the Real Property and Rights-of-Way related thereto, collectively.

“Plan” or “Plans” has the meaning set forth in Section 4.25(a) of this Agreement.

“Planned System” means the Monroe County System, [REDACTED]* the Ritchie County Lateral and the Washington/Noble County Pipeline.

“Preferred Units” has the meaning set forth in the recitals hereto.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition) that has commenced.

“Pursley Lateral” means the approximately 20-mile, 20-inch gathering line currently in operation in Tyler and Wetzel Counties, West Virginia, connecting Eureka Mainline to Tippens Lateral and Ormet Lateral near the Ohio River.

“Real Property” has the meaning set forth in Section 4.16(a) of this Agreement.

“Release” or “Released” means any release, spill, emission, overflow, leaking, pumping, pouring, dumping, emptying, discharge, disposing, deposit, injection, escaping, leaching, seepage, infiltration or migration, whether intentional or accidental, authorized or unauthorized, into the environment or into or out of any property.

“Rex/Tex Lateral” means an approximately seven-mile, 20-inch high pressure gathering line and an approximately six-mile, 24-inch high pressure gathering line, both being constructed in Monroe County, Ohio.

“Rights-of-Way” has the meaning set forth in Section 4.16(a) of this Agreement.

“Ritchie County Lateral” means an approximately 27-mile, 16-inch high-pressure gathering line currently being constructed to gather gas from Triad Hunter, LLC and other producers for Hydrocarbons produced in Richie County, West Virginia, and connecting with Eureka Mainline in Tyler County, West Virginia.

“Rogersville Facility” means a natural gas processing plant jointly owned by Eureka Pipeline and Seminole Gas Company, LLC (or its Affiliates) near Rogersville, Tennessee.

“Second A&R LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of the Initial Closing Date, by and among MSI, the Company and MHR in the form attached hereto as Exhibit A, as the same may be subsequently amended, modified, supplemented, replaced or restated from time to time in accordance with its terms.

“Second Closing” means the consummation of the Second Closing Transactions.

“Second Closing Date” has the meaning set forth in Section 3.2(a) of this Agreement.

“Second Closing Transactions” has the meaning set forth in Section 3.2(a) of this Agreement.

“Services Agreement” means that certain Services Agreement, dated as of March 21, 2012, between the Company, MHR and MH Services, as amended by that certain First Amendment to the Services Agreement, dated effective as of March 21, 2012 and attached hereto as Schedule 1.1(b). From and after the Initial Closing Date, the term “Services Agreement” will mean the Services Agreement as further modified by the Services Agreement Amendment.

“Services Agreement Amendment” means that certain Second Amendment to the Services Agreement, dated as of the Initial Closing Date, between the Company, MHR and MH Services, in the form attached as Exhibit B.

“State Pipeline Regulatory Agencies” means (a) with respect to the State of West Virginia, the West Virginia Public Service Commission and any successor Governmental Authority thereto, (b) with respect to the State of Ohio, the Public Utilities Commission of Ohio and the Ohio Department of Natural Resources and any successor Governmental Authority thereto, and (c) with respect to any other state, any Governmental Authority performing a regulatory function similar to the foregoing.

“Subject Acreage” has the meaning set forth in Section 4.33 of this Agreement.

“Subject Employees” has the meaning set forth in Section 4.24(f) of this Agreement.

“Subsidiary” means: (a) any corporation, partnership, limited liability company or other entity a majority of the Equity Interests of which having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is at the time owned, directly or indirectly, with power to vote, by the Company or any direct or indirect

Subsidiary of the Company; (b) a partnership in which the Company or any direct or indirect Subsidiary is a general partner; or (c) a limited liability company in which the Company or any direct or indirect Subsidiary is a managing member or manager.

“Tax” and “Taxes” means (i) any and all taxes payable to a Governmental Authority, including, without limitation, any federal, national, provincial, state, local or foreign net income, alternative or add on minimum, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, capital, capital stock, unemployment, disability, transaction, goods and services, unclaimed property, escheatment claims, license, withholding, payroll, employment, social security, social insurance, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, custom, duty or other tax or similar governmental fee, assessment or charge, together with any interest, penalty, addition to tax or additional amount with respect thereto imposed by any Governmental Authority, and (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of the application of Treasury Regulation Section 1.1502-6 or any comparable provision of state, local or foreign Law, as a transferee or successor, by Contract, or otherwise.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Authority or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Tax Items” has the meaning set forth in Section 4.23(a) of this Agreement.

“Tax Returns” means all returns, declarations, reports, elections, notices, claims for refund and information returns and statements filed or required to be filed with any Governmental Authority or Taxing Authority with respect to, or in respect of, any Taxes, or Tax Items including any schedule or attachment thereto and any amendment thereof.

“Tippens Lateral” means the approximately 11-mile, 20-inch high-pressure gathering line currently in operation in Monroe County, Ohio.

“Transaction Documents” means this Agreement, the MHR Consent, the Second A&R LLC Agreement, the Services Agreement, and any other documents specifically required by this Agreement to be executed and delivered by MHR, a Eureka Party or MSI as a condition to the Closing.

“Transactions” means the transactions contemplated by the Transaction Documents.

“TransTex Hunter” means TransTex Hunter, LLC, a Delaware limited liability company.

“TransTex Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of April 2, 2012, by and between the Company and TransTex Gas Services, LP, a Delaware limited partnership.

*             THE REGISTRANT HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS OF THIS EXHIBIT.  ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT AND HAVE BEEN FILED SEPARATELY WITH THE SEC.  OMITTED PORTIONS ARE INDICATED BY “[REDACTED]*”.

“Units” means the Preferred Units, the Common Units, the Class A Common Units, the Class B Common Units and any other units subsequently issued or issuable pursuant to the Second A&R LLC Agreement, collectively.

“Washington/Noble County Pipeline” means any natural gas and/or condensate gathering pipeline(s) to be constructed for Triad Hunter, LLC in southern Noble and northern Washington Counties, Ohio for delivery of gathered rich gas to the Blue Racer “Berne” and/or MarkWest “Seneca” processing plant facilities.

ARTICLE II

EXECUTION DATE DELIVERABLES; CLOSING; SECOND CLOSING

2.1                               Execution Date Deliverables.  Upon the execution and delivery of this Agreement, MHR shall deliver to MSI (i) a consent and waiver in the form attached hereto as Exhibit C (the “MHR Consent”), duly executed by an authorized officer of MHR and the Company and use its reasonable efforts to obtain as soon as possible a duly executed signature page thereto from each other Member of the Company, (ii) counterpart signature pages to the Services Agreement Amendment, which shall have been duly executed by the Company, MHR and MH Services, and to the Second A&R LLC Agreement, which shall have been duly executed by each Member (other than MSI) and (iii) a counterpart signature page to the amendment to the Eureka Hunter Incentive Plan in the form attached hereto as Exhibit D, which shall have been duly executed by the Company, and a duly executed consent to such amendment from each recipient of any award of plan incentive units thereunder and any award of Class B Common Units of the Company pursuant to the terms of the Initial LLC Agreement, which pages with respect to clauses (ii) and (iii) shall be held in escrow and released only upon the occurrence of the Initial Closing. With respect to each Member who is an individual, MHR shall use its reasonable efforts after the date hereof to obtain prior to the Initial Closing the counterpart signature page to a spousal acknowledgement (in form and substance consistent with the requirements of the Second A&R LLC Agreement and reasonably satisfactory to MSI) duly executed by the spouse of each such individual who is married, and shall continue to use such efforts to obtain such duly executed counterparts from and after the Initial Closing.

2.2                               Initial Closing.  At the Initial Closing, (i) upon the terms and subject to the conditions set forth in the ArcLight UPA, MSI shall purchase and acquire from ArcLight, and ArcLight shall assign, transfer and convey to MSI, the ArcLight Acquired Units and (ii) the Initial LLC Agreement shall be amended and restated in the form of the Second A&R LLC Agreement.

2.3                               Second Closing.  If and only if the Initial Closing occurs, then, following satisfaction of the conditions set forth in Section 3.3, and upon the terms and subject to the other conditions set forth in this Agreement, at the Second Closing MSI shall purchase and acquire from MHR, and MHR shall assign, transfer and convey to MSI, the number of Class A Common Units such that after giving effect to such transfer MSI will own [REDACTED]* Class A Common Units, [REDACTED]*

*             THE REGISTRANT HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS OF THIS EXHIBIT.  ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT AND HAVE BEEN FILED SEPARATELY WITH THE SEC.  OMITTED PORTIONS ARE INDICATED BY “[REDACTED]*”.

[REDACTED]* (such number of Class A Common Units as MSI elects in writing to purchase prior to the Second Closing Date, the “MHR Acquired Units”). MSI shall pay to MHR an aggregate amount equal to $[REDACTED]* (the “MHR Purchase Price”) and such Class A Common Units shall be converted for all purposes into Series A-2 Common Units in accordance with the Second A&R LLC Agreement.

ARTICLE III

CLOSING; CONDITIONS TO CLOSING

3.1                               Initial Closing.

(a)                                 The consummation of the transactions to be completed at the Initial Closing pursuant to this Agreement (the “Initial Closing Transactions”) shall take place simultaneously with the ArcLight Closing and on the ArcLight Closing Date (in each case as defined in the ArcLight UPA, and such date, the “Initial Closing Date”).  The Initial Closing Transactions shall be deemed to have been consummated at 12:01 a.m. Houston time on the Initial Closing Date. The obligation of the parties to consummate the Initial Closing Transactions shall be the occurrence of the ArcLight Closing.

(b)                                 At the Initial Closing, MHR shall deliver to MSI:

(i)                                     an MHR Closing Certificate; and

(ii)                                  good standing certificates, dated within five days prior to the Initial Closing Date, with respect to each of the Eureka Parties issued by the Secretary of State of the state in which each such Eureka Party is organized.

(c)                                  At the Initial Closing, MSI shall deliver to MHR:

(i)                                     an MSI Closing Certificate;

(ii)                                  a good standing certificate of MSI from the state of its formation and each state in which it is qualified to do business dated within five days prior to the Initial Closing Date; and

(iii)                               a counterpart signature page to the Second A&R LLC Agreement, which shall have been duly executed by MSI.

3.2                               Second Closing.

(a)                                 The consummation of the transactions to be completed at the Second Closing (the “Second Closing Transactions” and, together with the Initial Closing Transactions, the “Closing Transactions”) shall take place on January 15, 2015 (or such other earlier date as MSI and MHR mutually agree in writing) if all conditions set forth in Section 3.3 have been satisfied (other than those conditions that by their nature can only be satisfied at the Second Closing, subject to such conditions being so satisfied as of the Second Closing) or waived in writing by the Party entitled to exercise such waiver (the “Second Closing Date”) at the offices of Vinson & Elkins LLP, 1001 Fannin Street, Houston, Texas 77002. The Second Closing shall be deemed to have been consummated at 12:01 a.m. Houston time on the Second Closing Date.

(b)                                 At the Second Closing, MHR shall deliver to MSI:

(i)                                     a duly executed instrument assigning the MHR Acquired Units to MSI, in form reasonably satisfactory to MSI;

(ii)                                  to the extent the MHR Acquired Units are certificated, the original certificates evidencing the MHR Acquired Units endorsed in blank;

(iii)                               an MHR Closing Certificate; and

(iv)                              good standing certificates, dated within five (5) days prior to the Second Closing Date, with respect to each of the Eureka Parties issued by the Secretary of State of the state in which each such Eureka Party is organized.

(c)                                  At the Second Closing, MSI shall deliver to MHR:

(i)                                     a wire transfer of the MHR Purchase Price in immediately available funds to the account(s) designated by MHR;

(ii)                                  an MSI Closing Certificate; and

(iii)                               a good standing certificate of MSI from the state of its formation and each state in which it is qualified to do business dated within five (5) days prior to the Second Closing Date.

3.3                               Conditions to Second Closing.

(a)                                 Mutual Conditions. The obligation of the parties to consummate the Second Closing shall be subject to the prior satisfaction or waiver by the parties in writing of the conditions contained in this Section 3.3(a) (which waiver may be granted or withheld in each party’s sole discretion).

(i)                                     There shall not be in effect any law or governmental order which restrains, prohibits or declares illegal the consummation of this Agreement and no Governmental Authority of competent jurisdiction shall have instituted a proceeding seeking to impose any such restraint or prohibition which would have a Material Adverse Effect, and any applicable waiting period (if any) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated (and if such a filing is reasonably determined by MSI or MHR to be required, the Second Closing Date shall be extended accordingly).

(b)                                 MSI’s Conditions. The obligation of MSI to consummate the Second Closing shall be subject to the prior satisfaction or waiver by MSI in writing of the conditions contained in this Section 3.3(b) (which waiver may be granted or withheld in MSI’s sole discretion).

(i)                                     The representations and warranties of MHR and the Company contained in Article IV of this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true in all respects) at and as of the Second Closing Date, as if made at and as of such date, except that representations and warranties made as of a specified date need be true only as of that date.

(ii)                                  MHR and the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by MHR and the Company hereunder on or prior to the Second Closing Date.

(iii)                               Neither MHR nor the Company shall be in material breach of any Transaction Document at such time.

(iv)                              A Material Adverse Effect shall not have occurred and be continuing at such time.

(v)                                 No MHR Default shall have occurred.

(c)                                  MHR’s Conditions. The obligation of the Company and MHR to consummate the Second Closing shall be subject to the prior satisfaction or waiver by MHR in writing of the conditions contained in this Section 3.3(c) (which waiver may be granted or withheld in MHR’s sole discretion).

(i)                                     The representations and warranties of MSI contained in Article V of this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true in all respects) at and as of the date of the Second Closing, as if made at and as of such date, except that representations and warranties made as of a specified date need be true only as of that date.

(ii)                                  MSI shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it hereunder on or prior to the Second Closing Date.

(iii)                               MSI shall not be in material breach of any Transaction Document at such time.

(iv)                              MHR has obtained any necessary consents with respect to the Second Closing Transactions that may be required under the Credit Agreement or MHR’s existing credit facilities or indentures.

(v)                                 A Project Written Consent with respect to the 2014 Projects shall have been approved by MSI and each Series A-2 Manager (and MHR shall have received such approvals), consistent with Section 5.2(d) of the Second A&R LLC Agreement and the Series A-2 Members shall have contributed $30,000,000 to the Company with respect to the 2014 Projects (or such lesser amount as MHR may request) (each of the capitalized terms used in this clause (v) or Section 6.8 but not otherwise defined in this Agreement will have the meaning given to such terms in the Second A&R LLC Agreement).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MHR AND THE COMPANY

Each of MHR and the Company hereby represents and warrants, jointly and severally, to MSI that as of the date of this Agreement and as of each Closing, except as set forth in the Disclosure Schedules:

4.1                               Organization; Authority.  MHR and each of the Eureka Parties (i) is duly formed, validly existing and in good standing as a corporation or limited liability company, as applicable, under the laws of the State of Delaware, (ii) has all corporate or limited liability company power and authority to own or lease its properties and to conduct its business as it is now being conducted, and (iii) is duly qualified or registered and in good standing in each jurisdiction where such qualification or registration is required (except where the failure to be so qualified or registered would not have a Material Adverse Effect). There is no pending or, to the Knowledge of MHR or any Eureka Party, threatened Proceeding for the dissolution, liquidation or insolvency of MHR or any Eureka Party.

4.2                               Capitalization and Valid Issuance of Purchased Units.

(a)                                 As of the date of this Agreement, the issued and outstanding membership interests of the Company consist of 10,592,540 Preferred Units and 17,198,703 Common Units; Schedule 4.2(a) sets forth the number of Preferred Units and the number and classification of Common Units held by each Member as of such date. All outstanding Preferred Units and Common Units as of the date of this Agreement and immediately prior to the Closing, and the membership interests represented thereby, have been duly authorized and validly issued in accordance with the Initial LLC Agreement, fully paid (to the extent required under the Initial LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-303, 18-607 and 18-804 of the Delaware LLC Act).

(b)                                 As of the Initial Closing (after giving effect to the transactions contemplated by this Agreement and the Second A&R LLC Agreement, but without taking into account any of the issuances of units contemplated by clause (b) of Section 6.4), the issued and outstanding membership interests of the Company will consist of 26,897,141 Class A Common Units and 894,102 Class B Common Units; Schedule 4.2(b) sets forth the pro forma number of Class A Common Units and the number of Class B Common Units that will be held by each Member immediately after the Initial Closing. All outstanding Common Units, and the membership interests represented thereby, will have been duly authorized, fully paid (to the extent required under the Second A&R LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-303, 18-607 and 18-804 of the Delaware LLC Act).

(c)                                  As of the Second Closing (after giving effect to the transactions contemplated by this Agreement and the Second A&R LLC Agreement, but without taking into account any of the issuances of units contemplated by clause (b) of Section 6.4 and without regard to any Units or other equity acquired by MSI under Section 5.2(d) of the Second A&R LLC Agreement or any other Units that do not impair or otherwise affect MSI’s (or its Affiliates’) rights or requirements under the Second A&R LLC Agreement with respect to governance or board representation), the issued and outstanding membership interests of the Company will consist of 26,897,141 Class A Common Units and 894,102 Class B Common Units. All outstanding Common Units, and the membership interests represented thereby, will have been duly authorized, fully paid (to the extent required under the Second A&R LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-303, 18-607 and 18-804 of the Delaware LLC Act).

4.3                               Ownership of the Company.  As of the date of this Agreement, MHR owns a 57.503569% membership interest in the Company (on an as-converted basis after giving effect to the conversion of the Preferred Units) and as of the Initial Closing and as of the time immediately prior to the purchase and sale of the MHR Acquired Units pursuant to the Second Closing (without regard to any Units or other equity acquired by MSI under Section 5.2(d) of the Second A&R LLC Agreement and without regard to any capital contributions made by MHR as permitted by Section 6.4), MHR will own a 57.503569% membership interest in the Company (on an as-converted basis after giving effect to the conversion of the Preferred Units); such membership interest has been duly authorized and validly issued in accordance with the Initial LLC Agreement, and is fully paid (to the extent required under the Initial LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-303, 18-607 and 18-804 of the Delaware LLC Act); and MHR owns such membership interest free and clear of all Liens (other than Liens created pursuant to the Credit Agreement, the Initial LLC Agreement or the Second A&R LLC Agreement (as applicable as to each date that these representations and warranties are made or are deemed to have been made) or state or federal securities law).

4.4                               Subsidiaries.  As of the date of this Agreement, (a) the Company is a member of Eureka Pipeline, with a 100% membership interest, and (b) Eureka Pipeline is the sole member of EH Land and TransTex Hunter with a 100% membership interest in each.  The membership interests in each such subsidiary have been duly authorized and validly issued in accordance with the applicable limited liability company agreements of Eureka Pipeline, EH Land and TransTex Hunter, respectively, and are fully paid (to the extent required under such limited liability company agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-303, 18-607 and 18-804 of the Delaware LLC Act). The Company owns, directly or indirectly, the membership interests of Eureka Pipeline, EH Land, and TransTex Hunter, in each case free and clear of all Liens (other than Liens created pursuant to the Credit Agreement, the applicable limited liability company agreements of such subsidiary or state or federal securities laws). Other than the Company’s direct ownership of a 100% membership interest in Eureka Pipeline and indirect ownership of a 100% membership interest in EH Land and TransTex Hunter, as of the date of this Agreement the Company does not own, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.

4.5                               Authorization; Enforcement.  The execution and delivery of each of the Transaction Documents by MHR and the Eureka Parties that are party thereto and the consummation by them of the Transactions have been duly authorized by all necessary corporate or limited liability company action on the part of MHR or the Eureka Parties and their respective members, and no further corporate or limited liability company consent or action is required by MHR and the Eureka Parties in connection therewith. Each of the Transaction Documents has been (or upon delivery will be) duly executed and delivered by MHR and the Eureka Parties that are party thereto and each Transaction Document constitutes, or when delivered in accordance with the terms hereof, will constitute, the valid and binding obligation of such parties, enforceable against such parties in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or affecting the enforcement of creditors rights generally, (b) laws relating to the availability of specific performance, injunctive relief or by general principles of equity, or (c) to the extent indemnification provisions may be limited by applicable federal or state securities laws.

4.6                               Governmental Approvals; No Conflicts.  The execution and delivery of the Transaction Documents by MHR and the Eureka Parties that are party thereto and the consummation by MHR and the Eureka Parties that are party thereto of the Initial Closing Transactions or, except as set forth on Schedule 4.6, the Second Closing Transactions, do not and will not:

(a)                                 require any material consent, approval, authorization, order, registration or qualification of or filing with any Governmental Authority or any other third party, except in each case for those as have been obtained and are in full force and effect;

(b)                                 violate any provision of the certificate of incorporation or bylaws of MHR or the certificate of formation or limited liability company agreement of any Eureka Party (after, for the avoidance of doubt, giving effect to the ArcLight Transaction);

(c)                                  violate or constitute a default (or an event that, with notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time, or both) of, any Contract, credit facility, debt or other instrument (evidencing a debt or other obligation of MHR or any of the Eureka Parties) to which MHR or any Eureka Party is a party or by which any property or asset of MHR or any Eureka Party is bound or affected, or result in the creation or imposition of any Lien upon any Company Assets, in each case to the extent that such default, termination, amendment, acceleration or cancellation right or creation or imposition of such Lien would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(d)                                 violate any Law or other restriction of any Governmental Authority, in each case, as in effect on the date of this Agreement, except to the extent that such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.7                               Units.  Except as provided in the applicable limited liability company agreements of the Eureka Parties (as in effect on each date that these representations and warranties are made or are deemed to have been made) or the Credit Agreement, as provided by state or federal securities laws or as created by MSI, (a) there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or any right to subscribe for or acquire, any equity securities of any of the Eureka Parties, or Contracts or understandings by which the Eureka Parties are bound to issue additional equity securities of any of the Eureka Parties, or securities or rights convertible or exchangeable into equity securities of any of the Eureka Parties, nor (b) is there any restriction upon the voting or transfer of any equity securities of any of the Eureka Parties. Except as set forth in the Initial LLC Agreement prior to the Initial Closing and in the Second A&R LLC Agreement from and after the Initial Closing, there are no anti-dilution or price adjustment provisions in any agreement applicable to the Units and the issuance and sale of the MHR Acquired Units will not obligate the Company to issue securities to any Person (other than MSI).

4.8                               No Default.  Neither MHR nor any Eureka Party (a) is in violation in any material respect of its certificate of incorporation, bylaws, certificate of formation or limited liability company agreement, as applicable; (b) is in default under (and no event has occurred which, with notice or lapse of time, or both, would become a default under, or give to others any rights of termination, amendment, acceleration or cancellation of) any Contract or other instrument (evidencing a debt or other obligation of MHR or any Eureka Parties) to which MHR or any Eureka Party is a party or by which any Company Asset is bound or affected; or (c) except as set forth in Schedule 4.8(c), is in violation of any law, statute, rule, regulation, order, judgment, injunction, decree or other restriction of any court or Governmental Authority to which MHR or any of the Eureka Parties is subject (including, without limitation, federal and state securities laws and regulations or by which any Company Assets is bound or affected), which default or violation in the case of clause (b) or (c) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or could materially impair the ability of MHR or any of the Eureka Parties to perform its obligations under the Transaction Documents to which it is a party. To the Knowledge of MHR and the Company, no third party to any Contract or other instrument (evidencing a debt or other obligation of the Eureka Parties) to which any of the Eureka Parties is a party or by which any of them is bound or to which any of their properties is subject, is in default under any such Contract or other instrument, which default would, if continued, have a Material Adverse Effect.

4.9                               Brokers’ Fees.  No brokerage or finder’s fees or commissions are or will be payable by MHR or any of the Eureka Parties to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the Closing Transactions as the result of any act or agreement of MHR or any of the Eureka Parties, and neither MHR nor any of the Eureka Parties has taken any action that could cause MSI to be liable for any such fees or commissions.

4.10                        Registration Rights.  Other than rights granted under or pursuant to the Initial LLC Agreement prior to the Initial Closing and under or pursuant to the Second A&R LLC Agreement from and after the Initial Closing or under or pursuant to the TransTex Registration Rights Agreement, the Company has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of any of the Eureka Parties registered with the Commission.

4.11                        Financial Statements.

(a)                                 Schedule 4.11 sets forth copies of the audited consolidated balance sheet of the Company as of December 31, 2012 and December 31, 2013, an unaudited consolidated balance sheet of the Company as of June 30, 2014 (each such audited and unaudited consolidated balance sheet, a “Eureka Balance Sheet”), and the audited consolidated statements of income and cash flows of the Company for the 12-month periods ended December 31, 2012 and December 31, 2013 and an unaudited consolidated statement of income and cash flows of the Company for the six-month period ended June 30, 2014 (together with the applicable Eureka Balance Sheets, the “Eureka Financial Statements”), in each case as were delivered to MSI by the Company. To the Knowledge of MHR, the Eureka Financial Statements are true and correct and fairly present, in all material respects, the financial position of the Eureka Parties as of the respective dates thereof or for the respective periods set forth therein.

(b)                                 No Eureka Party has any Liability that is material, individually or in the aggregate, of the type required to be reflected on the face of a consolidated balance sheet of the Company prepared in accordance with GAAP applied on a basis consistent with the most recent Eureka Balance Sheet, other than (1) Liabilities set forth on the face of the most recent Eureka Balance Sheet (rather than in any notes thereto), (2) current Liabilities incurred in the ordinary course of business, (3) Debt permitted by the Credit Agreement and (4) Liabilities approved in writing by the MSI.

4.12                        Transactions With Affiliates and Employees.  Except for the Services Agreement (including, for the avoidance of doubt, expenses associated with MHR equity incentive awards to the extent reimbursable pursuant to the Services Agreement) and as set forth on Schedule 4.12, (a) neither the Company nor any other Eureka Party, nor to the Knowledge of MHR and the Company, any of the officers, directors or managers of the Company or any other Eureka Party, is a party to any transaction with any other Eureka Parties (other than for services as employees, managers, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any Eureka Party or any officer, director or manager or any entity in which any Eureka Party or any such officer, director or manager has a substantial interest or is an officer, director, trustee or partner, and (b) there are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business) or guarantees of indebtedness by any Eureka Party to or for the benefit of any other Eureka Party or any of the officers, directors or managers of any other Eureka Party or their respective family members.

4.13                        No Litigation.  Except as set forth on Schedule 4.13, there are no legal or governmental Proceedings that are pending or, to the Knowledge of MHR and the Company, threatened against MHR or any of the Eureka Parties or to which any of their respective properties or assets is subject (a) that challenges the legality, enforceability or validity of the Transaction Documents, or (b) that would reasonably be expected to have a Material Adverse Effect or impair the ability or obligation of MHR or any of the Eureka Parties to perform fully on a timely basis any obligations that it has under the Transaction Documents.

4.14                        Restrictions on Distributions.  Except as provided in the Credit Agreement or the applicable Eureka Party limited liability company agreement, no Eureka Party has entered into or is subject to any agreement that will restrict or prohibit its ability to pay cash distributions.

4.15                        Absence of Changes.  Except as set forth on Schedule 4.15, since December 31, 2013:

(a)                                 there has not been any Material Adverse Effect;

(b)                                 the Business has been operated and maintained in the ordinary course of business in all material respects;

(c)                                  there has not been any material damage, destruction or loss to any material portion of the Company Assets, whether covered by insurance or not;

(d)                                 there has been no merger or consolidation of any of the Eureka Parties with any other Person or any agreement with respect thereto;

(e)                                  there has been no borrowing of funds, agreement to borrow funds, or guaranty or agreement to maintain the financial position of any Person by any of the Eureka Parties other than borrowings or guaranties under the Credit Agreement;

(f)                                   there has been no material change in the accounting methods of the Eureka Parties, and no material Tax elections have been made that would be binding on the Company Assets or the Business after the Closing;

(g)                                  there has been no commencement of any material litigation or settlement of any material litigation;

(h)                                 there have been no sales or other transfers of material assets outside the ordinary course of business;

(i)                                     none of the Eureka Parties has entered into any employment or indemnification agreement or any material agreement or material Plan with respect to severance or retention relating to any of the Employees or has incurred or entered into any collective bargaining agreement with or other obligation to any labor organization or Employee;

(j)                                    there has been no actual or pending or, to the Knowledge of MHR and the Eureka Parties, threatened material adverse change in the relationship of the Eureka Parties with any material customer, supplier, distributor or sales representative of the Business;

(k)                                 there has been no material assignment, transfer, conveyance, mortgage, deed of trust or encumbrance of any material Real Property;

(l)                                     no material Plans have been established, nor have any Plans been materially amended, except as required by law; and

(m)                             there is no Contract the terms of which would make or require the Eureka Parties to take such action which would make, any of the foregoing clauses (a) through (l) untrue, except as expressly permitted by this Agreement;

4.16                        Ownership of Property.

(a)                                 Each of the Eureka Parties has good title to, or valid leasehold interests in or contractual rights to, all real property, surface leases (and the lands covered thereby) (together with such real property, the “Real Property”), deeds, easements, surface use agreements, servitudes, licenses, rights-of-way or other similar agreements from each person (collectively, “Rights-of-Way”) and personal property that are material to the operation of its business, including all properties reflected in the most recent Eureka Balance Sheet or purported to have been acquired by the Eureka Parties after the date of such Eureka Balance Sheet (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens except Permitted Liens.

(b)                                 Each Pipeline is covered by Rights-of-Way in favor of the Eureka Parties, recorded or filed, as applicable and if and to the extent required in accordance with Law to be so recorded or filed, in the appropriate public or official records of the county or parish where the property covered thereby is located or with the office of the applicable State Pipeline Regulatory Agency, except where the failure of the Pipeline to be so covered, or any such documentation to be so recorded or filed, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except to the extent the failure would not reasonably be expected to have a Material Adverse Effect, the Rights-of-Way granted to the Eureka Parties that cover the Initial System establish in all material respects a contiguous and continuous right of way for the Initial System such that the Eureka Parties are able to construct, operate, and maintain the Initial System in, over, under, or across the land covered thereby in the same way that a prudent owner and operator would construct, operate, and maintain similar assets.

(c)                                  To the Knowledge of MHR or any Eureka Party, there is no (i) breach or event of default on the part of any Eureka Party with respect to any Rights-of-Way granted to any Eureka Party that covers any of the Pipeline System, (ii) breach or event of default on the part of any other party to any Rights-of-Way granted to any Eureka Party that cover any of the Pipeline System, and (iii) event that, with the giving of notice or lapse of time or both, would constitute such breach or event of default on the part of any Eureka Party with respect to any

Rights-of-Way granted to any Eureka Party that cover any of the Pipeline System or, on the part of any other party thereto, in the case of clauses (i), (ii) and (iii) above, to the extent any such breach, default or event, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The Rights-of-Way granted to the Eureka Parties that cover any of the Pipeline Systems (to the extent applicable) are in full force and effect in all material respects and are valid and enforceable against the applicable Eureka Party thereto in accordance with their terms (subject to the effect of any applicable debtor relief laws and subject, as to enforceability to the effect of general principles of equity) and all rental and other payments due thereunder by the applicable Eureka Parties have been duly paid in accordance with the terms of the Rights-of-Way except, in each case, to the extent that a failure, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(d)                                 The material properties used or to be used in the Business are in good repair, working order, and condition, normal wear and tear excepted, except to the extent the failure could not reasonably be expected to have a Material Adverse Effect. The properties of the Eureka Parties have not been affected, since December 31, 2013, in any adverse manner as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation or modification of Contracts, Permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy, in each case that either (i) could reasonably be expected to have a Material Adverse Effect or (ii) except in the case of cancellation or modification of Contracts, Permits or concessions by a Governmental Authority, for which repair, restoration or replacement has not been commenced and/or completed in a manner, or with substitute assets, that, in the commercially reasonable judgment of the Company, make such affected properties substantially comparable or better than immediately prior to any such occurrence or, in the case of replacement assets, are substantially comparable to or better than the affected properties prior to such occurrence.

(e)                                  No condemnation Proceeding has been commenced or, to the Knowledge of MHR or any Eureka Party, is contemplated by any Governmental Authority having the jurisdiction to do so with respect to all or any portion of the Pipeline System except for that which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.17                        Permits.  The Eureka Parties hold or have valid rights to use the Permits material to the continued ownership, use and operation of the Business as currently conducted. Such material Permits are valid and in full force and effect and the Eureka Parties are not in default, and, to the Knowledge of MHR and the Company, no condition exists that, with notice or lapse of time, or both, would constitute a default, under any such material Permits.

4.18                        Contracts.

(a)                                 All Material Contracts of the Eureka Parties are described on Schedule 4.18, none of the Eureka Parties is in material breach or default thereunder and to the Knowledge of MHR and the Company, each such Material Contract is in full force and effect in accordance with its terms; and, except as set forth on Schedule 4.18, neither MHR nor any Eureka Party has any Knowledge of any pending material amendments of any of the Material Contracts or any event that currently does or, with notice or lapse of time, or both, would constitute a material breach or default, or permit termination, modification in any manner adverse to any of the Eureka Parties or acceleration thereunder; and to the Knowledge of MHR and the Eureka Parties, no third party has asserted or has (except by operation of law) any right to offset, discount or otherwise abate any material amount owing under the Material Contract except as expressly set forth in such Material Contract. Prior to the Closing, the Company has made available to MSI a true, complete and correct copy of each Material Contract (including all material schedules, exhibits, amendments, supplements, modifications, and assignments thereto in effect at such time).

(b)                                 “Material Contract” means the real property leases, the Rights-of-Way and each of the following Contracts used in connection with the Business to which any of the Eureka Parties is a party or by which it or its properties are bound:

(i)                                     any Contract that provides for the payment by any of the Eureka Parties of more than $250,000 in any consecutive 12-month period or more than $500,000 over the remaining life of such Contract;

(ii)                                  any Contract that constitutes a purchase order or other Contract relating to the sale, purchase, lease or provision by the any of the Eureka Parties of goods or services in excess of $250,000 in any 12-month period;

(iii)                               any Contract evidencing a dedication to the Pipeline of natural gas or natural gas liquid production produced from real property;

(iv)                              any Contract entered into by any Eureka Party with counterparties that are producers of natural gas for the purpose of gathering such producers’ volumes of natural gas for the Pipeline (including the Eclipse Agreement);

(v)                                 any Contract that grants any Person the exclusive right to sell products or provide services within any geographical region;

(vi)                              any Contract that purports to limit the freedom of the Eureka Parties to compete in any line of business or to conduct business in any geographic location;

(vii)                           any product distribution agreements;

(viii)                        any material Contract that was entered into outside of the ordinary course of business of the Eureka Parties;

(ix)                              any Contract constituting a partnership, joint venture or other similar Contract;

(x)                                 any Contract relating to indebtedness for borrowed money, any Contract creating a capital lease obligation, any Contract for the sale of accounts receivable, any Contract constituting a guarantee of debt of any third Person or any

Contract requiring any of the Eureka Parties to maintain the financial position of any other Person;

(xi)                              any material Contract in respect of rights in Intellectual Property granted to or by the Eureka Parties;

(xii)                           any Contract providing for the deferred payment of any purchase price including any “earn out” or other contingent fee arrangement;

(xiii)                        any Contract creating a Lien on any of the Company Assets (other than any Lien disclosed pursuant to any other representation of MHR and the Eureka Parties pursuant to this Article IV);

(xiv)                       any Contract between one or more of the Eureka Parties, on the one hand, and any Affiliate of the Eureka Parties or present or former Employee of the Eureka Parties or family member of such Affiliate or Employee, on the other hand (including any Contract providing for (A) compensation, the acceleration of benefits or the loss of any rights in connection with the consummation of the transactions contemplated by this Agreement or (B) the indemnification of such Affiliate or Employee by the Eureka Parties);

(xv)                          any Contract for the employment of any individual, on a full time or part time basis, or any consulting or similar Contract that cannot be terminated by the applicable Eureka Party on less than sixty (60) days’ notice without payment by such Eureka Party of any material penalty;

(xvi)                       any Contract with any labor union or association representing any employee of the Eureka Parties;

(xvii)                    any (A) material Contract providing for the purchase of real property, other than in the ordinary course of business, and (B) any Contract providing for the sale or other disposition of real property;

(xviii)                 any material Contract with any Governmental Authority;

(xix)                       any Contract pursuant to which any party is required to purchase or sell a stated portion of its requirements or output from or to another party, other than in the ordinary course of business;

(xx)                          any Contract relating to the acquisition by the Eureka Parties of any operating business or similar interest of another Person;

(xxi)                       any Contract under which the Eureka Parties have made advances or loans to any other Person (other than employee advances in the ordinary course of business that are not material, individually or in the aggregate);

(xxii)                    any outstanding agreements of guaranty, surety or indemnification, direct or indirect, by the Eureka Parties not otherwise disclosed pursuant to this Section 4.18; and

(xxiii)                 any Contract requiring any of the Eureka Parties to make a payment as a result of the consummation of the transactions contemplated hereby.

4.19                        Guaranties; Bonds.  None of the Eureka Parties has guaranteed or become subject to a contingent obligation in respect of the obligations or liabilities of any other Person, other than (a) pursuant to or as permitted by the Credit Agreement as in effect as of the date hereof or the Services Agreement, (b) prior to the Initial Closing, permitted or approved under the Initial LLC Agreement and from and after the Initial Closing, permitted or approved under the Second A&R LLC Agreement or (c) as set forth on the most recent Eureka Balance Sheet. There are no outstanding letters of credit, surety or performance bonds or similar instruments of any Eureka Party in connection with the Business or the Company Assets that are not issued pursuant to or permitted by the Credit Agreement or permitted or approved under the Initial LLC Agreement (prior to the Initial Closing) and under the Second A&R LLC Agreement (from and after the Initial Closing).

4.20                        Intellectual Property.  The Intellectual Property constitutes all intellectual property rights material to the continued operation of the Business and each of the Eureka Parties has ownership of, or valid rights to use, all such material Intellectual Property free and clear of all Liens other than Permitted Liens. To the Knowledge of MHR and the Company, the use of the material Intellectual Property by the Eureka Parties does not infringe on the rights of any other Person. No material Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Eureka Parties, except as otherwise provided in the applicable license or use agreements or grant documents or by Law.

4.21                        Legal Compliance.  Except as set forth in Schedule 4.21, each of the Eureka Parties (a) is in compliance with all Laws applicable to the Business, including, without limitation, all FERC regulations and orders, to the extent applicable, and all applicable State Pipeline Regulatory Agency regulations, and (b) is conducting the Business so as not to violate any Laws, except in each case where such conduct would not have a Material Adverse Effect.

4.22                        State and Federal Regulation.

(a)                                 Except as set forth on Schedule 4.22(d), none of the Eureka Parties is a “natural gas company” under the Natural Gas Act of 1938, as amended (“Natural Gas Act”). Except as set forth on Schedule 4.22(d), neither the Pipeline System nor any portion of the Pipeline System is used for the transportation of natural gas in interstate commerce as contemplated in the Natural Gas Act or the Natural Gas Policy Act of 1978, and neither the Pipeline System nor any portion of the Pipeline System operates as an interstate common carrier as contemplated in the Interstate Commerce Act and the Energy Policy Act of 1992.

(b)                                 Each Eureka Party that owns pipelines and conducts pipeline operations has followed in all material respects prudent practices in the hydrocarbon gathering and processing industries, as applicable. Except as set forth on Schedule 4.22(b), since September 12,

2012, no Eureka Party that owns any interest in any of the Pipeline Systems has received written notice that it is the subject of a complaint, investigation or other proceeding by any Governmental Authority with respect to any matter regarding in any material respect their respective rates or practices with respect to the Pipeline Systems.

(c)                                  No Eureka Party has received notice that it is liable for any refunds or interest thereon as a result of an order from any State Pipeline Regulatory Agency with jurisdiction over the Pipeline Systems.

(d)                                 Except as set forth on Schedule 4.22(d), none of the Eureka Parties is a “public utility,” “intrastate pipeline,” or similar entity subject to regulation as to rates or other terms and conditions of service (other than matters relating to pipeline safety) or to financial regulation under the laws of any state or subject to the regulatory jurisdiction of any State Pipeline Regulatory Agency or similar Governmental Authority.

4.23                        Taxes.  Except as set forth on Schedule 4.23:

(a)                                 (i) all material Tax Returns required to be filed by the Eureka Parties have been duly and timely filed with the appropriate Taxing Authority, (ii) all items of income, gain, loss, deduction and credit or other items (“Tax Items”) required to be included in each such Tax Return have been so included and all such Tax Items and any other information provided in each such Tax Return is true, correct and complete in all material respects, (iii) all material Taxes owed by the Eureka Parties that are or have become due have been timely paid in full, (iv) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax, (v) the Eureka Parties have withheld or deducted all Taxes or other amounts from payments to employees or other Persons required to be so withheld or deducted, and have timely paid over such Taxes or other amounts to the appropriate Taxing Authority to the extent due and payable, (vi) there are no Liens on any of the Company Assets that arose in connection with any failure (or alleged failure) to pay any Tax, except for current period Taxes which constitute a Lien on the Company Assets but are not yet due and payable, (vii) there is no investigation, suit, action, audit, or examination currently in progress or pending or, to the Knowledge of MHR and the Eureka Parties, threatened by any Taxing Authority in connection with any Tax or Tax Item with respect to any of the Eureka Parties, the Company Assets or the Business, (viii) no claim for the assessment or collection of Taxes has been asserted in writing against any of the Eureka Parties (ix) none of such Tax Returns are now (or have ever been) under audit or examination by any Taxing Authority, (x) there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any such Tax Return or the assessment or collection of any such Tax, (xi) no written claim has ever been made by a Taxing Authority in a jurisdiction where the Eureka Parties do not file Tax Returns that the Company Assets or the Business may be subject to taxation in that jurisdiction and (xii) all of the material Company Assets have been properly listed and described on the property tax rolls for all periods prior to and including the Initial Closing Date and no portion of the material Company Assets constitutes omitted property for property tax purposes.

(b)                                 The unpaid Taxes of the Eureka Parties did not, as of December 31, 2013, exceed the reserve for Tax liability (rather than any reserve for taxes established to reflect timing differences between book and Tax income), if any, set forth on the most recent Eureka Balance Sheet.

(c)                                  None of the Eureka Parties has any liability for the Taxes of any Person as a transferee or successor, by contract or otherwise.

(d)                                 None of the Eureka Parties has any unpaid obligation to make distributions with respect to Taxes payable by its direct or indirect equity owners.

(e)                                  No power of attorney has been granted by or with respect to any of the Eureka Parties with respect to any matter relating to Taxes which is still in effect, and none of the Eureka Parties has received from any federal, state, local or foreign Governmental Authority any written request for information related to Tax matters.

(f)                                   None of the Eureka Parties has participated in a transaction that is described as a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(g)                                  Each of the Eureka Parties is currently, and has been at all times since its formation, treated as a partnership or a disregarded entity for U.S. federal income tax purposes.

(h)                                 The Eureka Parties have previously provided or made available to MSI true and correct copies of all income Tax Returns of the Eureka Parties and all other material Tax Returns relating to income, franchise, and sales Taxes.

(i)                                     None of the Eureka Parties is a partner in any entity classified as a partnership for U.S. federal income tax purposes.

(j)                                    None of the Eureka Parties will be required to include any amount in, nor will it be required to reduce its deductions, Tax credits or Tax basis from, taxable income for any taxable period ending after the Second Closing Date as a result of any (i) change in accounting method pursuant to Section 481(a) of the Code or any comparable provision of applicable state, local or foreign Tax Laws effected in a taxable period ending before the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of applicable state, local or foreign Tax Laws); (iii) installment sale or open transaction disposition made on or prior to the Initial Closing Date; or (iv) prepaid amount received on or prior to the Second Closing Date.

(k)                                 None of the Eureka Parties has sold or provided goods or services to customers or clients, or had employees located, in any country other than the United States or any states other than Texas, West Virginia and Ohio (or, solely with respect to the Rogersville Facility, Tennessee and, solely with respect to TransTex Hunter, Louisiana).

(l)                                     None of the Eureka Parties has requested or received any rulings, agreements or similar arrangements with a Governmental Authority related to Taxes.

4.24                        Employees; Employee Relations.  The Eureka Parties do not have any employees.  Each Eureka Party is, and at all times since such Eureka Party’s inception has been, in compliance in all material respects with all applicable Laws related to its employment and engagement of employees, independent contractors and consultants.  With respect to the Employees:

(a)                                 There are no Proceedings, whether by any Governmental Authority, any Employee or former employee or any other Person, against or involving any of the Eureka Parties, MHR or any of their respective Affiliates pending or, to the Knowledge of MHR and the Eureka Parties, threatened against any of the Eureka Parties, MHR or any of their respective Affiliates. There are no grievances, complaints or charges that have been filed or threatened against any of the Eureka Parties, MHR or any of their respective Affiliates under any dispute resolution procedure that could have a Material Adverse Effect on any of the Eureka Parties, MHR or any of their respective Affiliates or the conduct of the Business, and there is no arbitration or similar proceeding pending and no claim therefor has been asserted in writing against any of the Eureka Parties, MHR or any of their respective Affiliates. MHR and its Affiliates have in place all material employee policies required by Laws and, to the Knowledge of MHR and the Eureka Parties, there have been no violations or alleged violations of any of such policies. Neither MHR nor any of its Affiliates has received notice indicating that any of its employment policies or practices are currently being audited or investigated by any Governmental Authority, and no Governmental Authority has issued a judgment, order, decree or finding with respect to the labor and employment practices (including practices relating to discrimination) of any of MHR or any of its Affiliates. MHR and each of its Affiliates is, and at all times since the Company’s inception has been, in compliance with all applicable Laws related to employment and labor, including all such Laws relating to employment practices, payment of wages and immigration.

(b)                                 None of the Eureka Parties, MHR or any of their respective Affiliates is a party to or bound by any collective bargaining agreement or other contract with a labor union and no such agreement is being negotiated or is applicable to any Employee, nor have any of the Eureka Parties, MHR or any of their respective Affiliates agreed to recognize any labor union or other collective bargaining representative, nor has any labor union or collective bargaining representative been certified as a representative of any Employees. None of the Eureka Parties, MHR or any of their respective Affiliates have experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes with respect to any Employee. None of the Eureka Parties, MHR or any of their respective Affiliates have committed any unfair labor practice with respect to any Employee. No organizational efforts are presently being made or threatened, or have been made or threatened during the three years prior to the Closing, by or on behalf of any labor union with respect to any Employees.

(c)                                  None of the Eureka Parties, MHR or any of their respective Affiliates are subject to any settlement or consent decree with any Employee or former employee, employee representative or any Governmental Authority relating to claims of discrimination or other claims in respect to employment practices and policies.

(d)                                 The compensation and benefits paid or provided with respect to all Employees and all other employees and independent contractors and consultants who provide or have provided services to the Eureka Parties have, with respect to such services, been reflected in the Eureka Financial Statements for the periods covered thereby. As of the date of this

Agreement, no Employee is on disability or other leave of absence, is receiving disability benefits, or is in an elimination or other waiting period with respect to his or her receipt of disability benefits. There are no loans or other obligations payable or owing by any of the Eureka Parties, MHR or any of their respective Affiliates to any Employee or former employee, except salaries, wages and reimbursement of expenses for the pay period immediately preceding the date hereof incurred and accrued in the ordinary course of business of the Eureka Parties, MHR and their respective Affiliates nor are there any loans or debts payable or owing by any such individuals to any of the Eureka Parties, MHR or any of their respective Affiliates except repayment of salary advances, nor have any of the Eureka Parties, MHR or any of their respective Affiliates guaranteed any of such individual’s respective loans or obligations of any Employee.

(e)                                  No material workers’ compensation claims or work-related accidents involving current or former Employees have occurred since the Company’s inception.

(f)                                   “Subject Employees” means all employees of MHR, MH Services or their respective Affiliates that devote substantially all of their time to the Business, and the Subject Employees are all of the employees whose job responsibilities consist primarily of providing services in connection with the Business. As of the date hereof, the functional titles of the Subject Employees (and the number of Subject Employees that provide services to the Eureka Parties in respect of such function) are set forth on Schedule 4.24(f). The “Key Subject Employees” are set forth on Schedule 4.24(f) under the heading “Key Subject Employees.”

4.25                        Employee Benefit Matters.

(a)                                 Schedule 4.25(a) lists each of the following (collectively referred to as the “Plans,” and individually referred to as a “Plan”) which is sponsored, maintained or contributed to (or is required to be contributed to) by MHR or any of its ERISA Affiliates for the benefit of any current or former Employees (or their beneficiaries), or has been so sponsored, maintained or contributed to (or has been required to be contributed to) by MHR or any of its ERISA Affiliates within the six years immediately preceding the date hereof or the Closing Date:

(i)                                     each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA); and

(ii)                                  each health plan, personnel policy, equity option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice, policy or understanding which is not described in Section 4.25(a)(i).

No Eureka Party or ERISA Affiliate of a Eureka Party maintains or participates in any plan, agreement, arrangement, program, practice, policy or understanding of the type described in Section 4.25(a)(i) or (ii) (other than the Eureka Hunter Incentive Plan, which is maintained solely by the Company).  With respect to each Plan, MHR has made available to MSI a true and correct copy of (i) the most recent Form 5500 annual report filed with the applicable Governmental Authority, (ii) each such Plan that has been reduced to writing and all amendments thereto, (iii) each trust agreement, insurance contract or administration agreement relating to each such Plan, (iv) a written summary of each unwritten Plan, (v) the most recent summary plan description or other written explanation of each Plan that is provided to participants, (vi) the most recent determination letter or opinion letter, if any, issued by the Internal Revenue Service with respect to any Plan intended to be “qualified” under Section 401(a) of the Code, and (vii) all material correspondence with any Governmental Authority relating to any outstanding controversy or with respect to any other material matter with respect to any Plan that has arisen or has been resolved in the previous three years.

(b)                                 Each Plan has been operated and administered in all material respects in accordance with its terms and Laws, including ERISA and the Code.

(c)                                  Each Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and is subject to a favorable determination letter (or opinion letter, as applicable) from the Internal Revenue Service with respect to such qualification or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and to the Knowledge of MHR, there is no reason why any such Plan is not in material compliance with such qualification requirements.

(d)                                 There are no pending or, to the Knowledge of MHR or any of its Affiliates, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

(e)                                  As of the date hereof and the Closing Date, none of the Eureka Parties, MHR nor any of their respective ERISA Affiliates contribute to or have an obligation to contribute to, nor have at any time in the six year period immediately prior to the date hereof or the Closing Date contributed to or had an obligation to contribute to, and no Plan is or has been, (i) a multiemployer plan within the meaning of Section 3(37) of ERISA or (ii) a plan subject to Title IV of ERISA or Section 412, 430, 431 or 436 of the Code. No Plan is or has been funded through a trust that is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code.

(f)                                   In connection with the consummation of the transactions contemplated by this Agreement, no payments of money or other property, acceleration of benefits, or provision of other rights have been or will be made hereunder, under any agreement contemplated herein, or under any Plan, that would be reasonably likely to be nondeductible under Section 280G of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration, or provision to be triggered.

(g)                                  Prior to the date of this Agreement, MHR has delivered to MSI a true and correct copy of the Eureka Hunter Incentive Plan (and copies of all amendments, if any, thereto) and each form of award agreement thereunder. The form of award agreement is attached hereto as Schedule 4.25(g).  The Eureka Hunter Incentive Plan has been operated and administered in all material respects in accordance with its terms and applicable Laws.  There are no pending or, to the Knowledge of MHR, threatened or anticipated claims by any Employee or other Person participating in the Eureka Hunter Incentive Plan, or otherwise involving such plan. There are no amounts distributable to any Class B Member (as defined in the Initial LLC Agreement) pursuant to the Initial LLC Agreement with respect to a Class B Common Unit that has not yet vested pursuant to the terms of the Eureka Hunter Incentive Plan, any award of plan incentive units thereunder or any award of Class B Common Units of the Company pursuant to the terms of the Initial LLC Agreement. All expenses related to the Eureka Hunter Incentive Plan are reflected in the Eureka Financial Statements for the periods covered thereby and to the extent required by GAAP.

(h)                                 As of the Closing Date, none of the Eureka Parties, MHR or any of their respective ERISA Affiliates has any material liability or obligation under any welfare plan to provide benefits after termination of employment to any Employee or dependent other than as required by Section 4980B of the Code or similar state Laws.

4.26                        Environmental Matters.  Except as set forth on Schedule 4.26:

(a)                                 The Company Assets, Real Property and Business, and the operations of the Eureka Parties with respect to each of the foregoing are in compliance with, and since operated by the Eureka Parties, have complied with in all material respects with, applicable Environmental Laws.

(b)                                 The Eureka Parties are in possession of all material Environmental Permits required for the lawful operation of the Company Assets, Real Property and Business and are in compliance in all material respects with all such Environmental Permits.

(c)                                  The Eureka Parties have timely filed applications or extensions for the renewal of any material Environmental Permits as may be necessary for the operation of the Business. To the Knowledge of MHR and the Company, there are no facts, circumstances or conditions that could reasonably be expected to lead to the revocation or denial of applications or for the renewal in the ordinary course of business of any material Environmental Permits on terms materially less favorable to any Eureka Party than what are currently in effect. There are no pending or, to the Knowledge of MHR and the Company, threatened termination or revocation proceedings with respect to any material Environmental Permit.

(d)                                 None of the Eureka Parties has received any written order, judgment, injunction, notice of violation, noncompliance, or enforcement or any written notice of investigation, inquiry, or remediation from any Governmental Authority, in each case claiming a material violation of any Environmental Laws at any location that has not been resolved.

(e)                                  During the period during which the Eureka Parties conducted operations on the Real Property, there has been no Release under or from any of such Real Property or in connection with the Business in violation of Environmental Laws or in a manner that could give rise to any material liability under Environmental Laws. To the Knowledge of MHR and the Company, there are no pending investigations, remediations, abatements, removals, or ongoing monitoring of Hazardous Materials required under any Environmental Laws with respect to the

Company Assets, Real Property or Business which could reasonably be expected to result in any material liability under Environmental Laws.

(f)                                   None of the Eureka Parties has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to any Release of any Hazardous Materials at any location offsite of the Real Property and, to the Knowledge of MHR and the Eureka Parties, there are no conditions or circumstances that could be expected to result in the receipt of such written notice, in either case that could reasonably be expected to result in any material liability under Environmental Laws. In connection with their operations on the Real Property, the Eureka Parties have arranged for off-site disposal of hazardous waste in material compliance with current applicable Environmental Laws.

(g)                                  During the period during which the Eureka Parties conducted operations on the Real Property, to the Knowledge of MHR and the Eureka Parties, there has been no exposure of any Person or property to any Hazardous Materials as a result of or in connection with the Company Assets, Real Property or Business, or the operations of Eureka Parties with respect to the foregoing that could reasonably be expected to form the basis for any material environmental liability or any other claim for damages or compensation.

(h)                                 The Eureka Parties have made available to MSI true and correct copies of all material environmental reports, studies, analyses, and non-privileged correspondence on environmental matters in its possession relating to its properties or operations, including copies of all material notices and communications with Governmental Authorities related to any material non-compliance with, or material liabilities under, any Environmental Laws or Environmental Permits by the Eureka Parties.

(i)                                     To the Knowledge of MHR and the Eureka Parties, none of the Eureka Parties has assumed or agreed to bear any material liabilities or obligations of any third party under any Environmental Laws or Environmental Permits, whether by Contract or by operation of law.

4.27                        Insurance.  The Eureka Parties are insured with financially sound and reputable insurance companies which are not Affiliates of MHR or the Company, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where any of the Eureka Parties operates (the “Insurance”). Schedule 4.27 sets forth, as of the date of this Agreement, a true and complete list of all Insurance policies, binders, and Contracts under which the Business or any of the Company Assets are insured. The Insurance is in full force and effect, there has been no written notice of any cancellation by the insurer or, to the Knowledge of MHR and the Eureka Parties, any threatened cancellation of any Insurance by the insurer, and the Eureka Parties are a named insured or loss payee, as applicable, under the Insurance.

4.28                        Books and Records.  All books and records relating to the operation of the Business and ownership of the Company Assets by the Eureka Parties have been maintained substantially in accordance with applicable Law, and comprise all of the books and records relating to the Eureka Parties’ ownership and operation of the Business and ownership of the Company Assets.

*             THE REGISTRANT HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS OF THIS EXHIBIT.  ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT AND HAVE BEEN FILED SEPARATELY WITH THE SEC.  OMITTED PORTIONS ARE INDICATED BY “[REDACTED]*”.

4.29                        Certain Payments or Arrangements.  In connection with the Business, neither MHR nor any of the Eureka Parties nor, to the Knowledge of MHR and the Company, any of their respective directors, officers, agents, employees or other persons associated with or acting on behalf of MHR or any of the Eureka Parties, knowingly has used any funds of MHR or any of the Eureka Parties or any of their respective Affiliates for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, made any direct or indirect unlawful payment to any foreign or domestic governmental official or employee or made any illegal bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

4.30                        Assets Necessary to the Business.  The Company Assets constitute (a) all of the assets necessary or required to permit the Eureka Parties to carry on the Business in substantially the same manner as presently conducted and (b) substantially all of the assets of the Eureka Parties used in the Business presently, except assets sold by the Eureka Parties in the ordinary course of business and equipment under leases. The Company Assets taken as a whole are in working order and repair (taking age and ordinary wear and tear into account), have been operated and maintained in the ordinary course of business by the Eureka Parties, are not in need in any material respect of replacement, maintenance or other capital expenditures (except in the ordinary course of business), and are able to meet the service and production requirements of the current customers of the Business.

4.31                        [REDACTED]*

4.32                        Status of Planned System Projects. The Eureka Parties have, in all material respects, good title to, or valid leasehold interests in or contractual rights to, the Real Property and Rights-of-Way, and have, in all material respects except as set forth in Schedule 4.32, the Permits, in each case that are necessary to complete and operate the Planned System in the manner in which it is intended to be completed and operated. MHR and the Company reasonably believe each of the components of the Planned System will be completed and operational by the respective date set forth in Schedule 4.32 in respect of such component.

4.33                        MNW Matters. As of the date hereof, Triad Hunter, LLC (a wholly owned subsidiary of MHR) has acquired or has the right to acquire certain acreage (the “Subject Acreage”) pursuant to that certain asset purchase agreement dated as of August 12, 2013, between MNW Energy, LLC, an Ohio limited liability company and Triad Hunter, LLC (a wholly owned subsidiary of MHR). To the Knowledge of MHR, the Subject Acreage consists of approximately 17,000 net acres.

4.34                        Eclipse Gathering Activities.  MHR and the Company reasonably believe that the interconnection of the Initial System with DTI will be completed by October 30, 2014, the interconnection of the Initial System with TETCO will be completed by November 1, 2014 and the interconnection of the Initial System with REX will be completed by November 1, 2014. Approximately 6.5 miles of gathering line remains to be completed by Eureka for the Eclipse Gathering Activities. MHR and the Company reasonably believe that the remaining 6.5 miles will be complete before December 1, 2014. Except as set forth in Schedule 4.34, there are no material additional actions or activities required to be performed by the Eureka Parties or their contractors, subcontractors or service providers for the interconnections of the Initial System to DTI, TETCO and REX to be completed. After the interconnections of the Initial System with DTI, TETCO and REX have been completed, the Phase II Header System will be completed, in-service and available for deliveries into DTI, TETCO and REX provided that prevailing pressures on the Crescent Lateral and the Rex/Tex Lateral are sufficient to deliver volumes of gas into each of the named downstream pipelines. Defined terms used in this Section 4.34 but not otherwise defined herein shall have the meanings given to them in the Eclipse Agreement.

4.35                        Certain Accounting Matters.  MHR recognizes that MSI does not provide (and has not provided any) accounting advice, and all determinations regarding the accounting treatment of the transactions contemplated hereby, are the sole responsibility of MHR.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF MSI

MSI hereby represents and warrants to MHR as of the date of this Agreement and as of each Closing, as follows:

5.1                               Organization; Authority.  MSI is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. MSI has the requisite power and authority to enter into any Transaction Documents to which MSI is a party and to consummate the Transactions hereunder and thereunder and otherwise to carry out its obligations hereunder and thereunder. There is no pending or, to the Knowledge of MSI, threatened Proceeding for the dissolution, liquidation or insolvency of MSI. MSI has taken all action necessary to authorize the execution, delivery and performance by MSI of the Transaction Documents and the consummation of the Transactions, including the purchase by MSI of the ArcLight Acquired Units pursuant to the ArcLight UPA and the MHR Acquired Units hereunder. Each of the Transaction Documents to which MSI is a party has been (or upon delivery will be) duly executed and delivered by MSI and constitutes, or when delivered in accordance with the terms hereof will constitute, the valid and binding obligation of MSI, enforceable against it in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or affecting the enforcement of creditors rights generally, (b) laws relating to the availability of specific performance, injunctive relief or by general principles of equity, or (c) to the extent indemnification provisions may be limited by applicable federal or state securities laws.

5.2                               No Violation.  The acquisition of the ArcLight Acquired Units and the MHR Acquired Units by MSI, and the execution, delivery and performance of this Agreement and the other Transaction Documents by MSI, and the consummation by MSI of the Transactions, including the purchase of the ArcLight Acquired Units pursuant to the ArcLight UPA and the MHR Acquired Units hereunder, assuming the accuracy of the representations and warranties of MHR and the Company contained herein and the performance of their respective covenants contained herein, (a) do not conflict with or result in any violation of or default under any provision of the certificate of formation, partnership agreement, limited liability company agreement or other organizational or charter documents of MSI, (b) do not conflict with or result in any violation of or default under, any provision of any material Contract, certificate or instrument to which MSI is a party or by which MSI or any of its material assets are bound, (c) require any consent, approval, authorization, order, registration or qualification or filing with any Governmental Authority or other Person, or (d) violate any Law or other restriction of any Governmental Authority, except with respect to the foregoing clauses (b), (c) and (d), to the extent such conflict, default, violation or failure to obtain would not have a material adverse effect on any of MSI, the consummation of the Transactions or the performance or enforceability of any of the Transaction Documents.

5.3                               MSI Intent.  MSI is acquiring the ArcLight Acquired Units pursuant to the ArcLight UPA and the MHR Acquired Units hereunder for investment purposes only and not with a view to or for distributing or reselling such ArcLight Acquired Units or MHR Acquired Units or any part thereof, and MSI has no present intention of selling, granting any participation in, or otherwise distributing the same. MSI does not presently have any Contract with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any ArcLight Acquired Units or MHR Acquired Units. Any sales or transfers of the ArcLight Acquired Units or MHR Acquired Units by MSI shall be in compliance with the Second A&R LLC Agreement and applicable state and federal laws.

5.4                               MSI Status.  MSI is an “accredited investor” (within the meaning of Rule 501 promulgated under the Securities Act) and has knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Units and of making an informed decision. MSI is a United States person (as defined by Section 7701(a)(30) of the Code).

5.5                               Non-Reliance; Disclosure of Information.  MSI is not relying upon, and has not relied upon, any statement, representation or warranty made by any Person, except for the statements, representations and warranties by MHR and the Company contained in this Agreement. MSI acknowledges that any investment in the Company, including the purchase of the ArcLight Acquired Units and the MHR Acquired Units, is speculative and that the Business involves risk. The foregoing, however, does not limit or modify the representations and warranties of MHR and the Company in Article IV of this Agreement or the right of MSI to rely thereon.

5.6                               Restricted Securities.  MSI understands that the ArcLight Acquired Units and the MHR Acquired Units have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of MSI’s representations as expressed herein. MSI understands that the ArcLight Acquired Units and the MHR Acquired Units are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, MSI must hold the ArcLight Acquired Units and the MHR Acquired Units indefinitely unless they are registered with the Commission and qualified by state authorities, or a valid exemption from such registration and qualification requirements is available. MSI acknowledges that the Company has no obligation to register or qualify the ArcLight Acquired Units or the MHR Acquired Units for resale, except as set forth in the Second A&R LLC Agreement. MSI understands that no public market now exists for the ArcLight Acquired Units or the MHR Acquired Units, and that the Company has made no assurances that a public market will ever exist for the ArcLight Acquired Units or the MHR Acquired Units.

5.7                               Brokers’ Fees.  No brokerage or finder’s fees or commissions are or will be payable by MSI to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the Closing Transactions, and MSI has not taken any action that could cause MHR or any Eureka Party to be liable for any such fees or commissions.

5.8                               Original Unit Purchase Agreement.  To the knowledge of MSI (which means the actual knowledge of John Veech and Ahmad Atwan), the rights and obligations of MHR, the Company and ArcLight under the Original Unit Purchase Agreement have not been assigned to or assumed by any other Person.

ARTICLE VI

OTHER AGREEMENTS OF THE PARTIES

6.1                               Employee Matters.  MHR shall not, and shall cause its Affiliates not to, transfer or assign any Key Subject Employees to any other Person except in connection with the Employee Transfer (as defined in the Second A&R LLC Agreement) and, for one year after such Employee Transfer, MHR and its Subsidiaries shall not hire or seek to hire any of the Key Subject Employees without the prior written consent of MSI.

6.2                               Rogersville Facility.  At the request of MHR, Eureka Pipeline will assign to MHR or an Affiliate thereof (provided, that in respect of any assignment to such Affiliate, MHR shall contemporaneously therewith execute and deliver a parent guaranty in respect of such Affiliate’s assumption of any obligations arising from or relating to the Rogersville Facility as required by this Section 6.2, in form and substance reasonably satisfactory to MSI), all of Eureka Pipeline’s right, title and interest in and to the Rogersville Facility, pursuant to a form of deed or assignment and assumption agreement, acceptable to the Company and approved by MSI in writing (such approval not to be unreasonably withheld, conditioned or delayed) and by Eureka Pipeline’s lenders under the Credit Agreement. Any consent required by Eureka Pipeline’s lenders under the Credit Agreement or other existing credit facility or indentures to be executed and delivered by Eureka Pipeline (or any other Eureka Party) shall be in form and substance reasonably satisfactory to MSI. For the avoidance of doubt, such assignment and assumption agreement shall expressly disclaim any representations or warranties by Eureka Pipeline, and MHR shall assume all obligations or liabilities of the Company and its Subsidiaries related to the Rogersville Facility, whether arising in or relating to the past, present or future upon giving effect to such assignment. None of the Eureka Parties or their Affiliates shall incur any costs or expenses in connection with such assignment; any such costs or expenses shall be borne by MHR only, and MHR shall indemnify and hold harmless the Eureka Parties and their Affiliates for any such costs or expenses.

6.3                               Waiver of Claims.  Effective as of the Initial Closing, MHR hereby waives and releases any rights, remedies, causes of action, or any claims it has or may have, now or in the future, against any Eureka Party as a result of breaches of any agreements between MHR and its

*             THE REGISTRANT HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS OF THIS EXHIBIT.  ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT AND HAVE BEEN FILED SEPARATELY WITH THE SEC.  OMITTED PORTIONS ARE INDICATED BY “[REDACTED]*”.

Affiliates, on one hand, and any Eureka Party, on the other, occurring prior to the Initial Closing.  Effective as of the Initial Closing, MHR hereby releases each Eureka Party for any liabilities it may have as a result of such breaches.

6.4                               Conduct of the Business.  Except as required by applicable Law, from the date hereof until the Initial Closing, MHR and the Company shall cause the Eureka Parties to conduct the Business in the ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use reasonable efforts to keep intact its business, keep available the services of its current employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors, lenders and others with whom it deals.  In addition (and without limiting the generality of the foregoing), except as expressly required by the terms of this Agreement or as required by applicable Law, from the date hereof until the Initial Closing, MHR shall not, and shall not permit any of the MHR Directors to, without the prior written consent of MSI, (a) vote in favor of or consent to any matter reserved to the Board or the holders of the Equity Interests of the Company in respect of which the Series A-2 Members and/or the Series A-2 Managers (as defined in the Second A&R LLC Agreement) would have had a consent or veto right under the Second A&R LLC Agreement had the Second A&R LLC Agreement been in effect at the time of such vote or consent, (b) cause or permit the Company to issue any Units of the Company or any other Equity Interests of any Eureka Party other than (i) Class A Common Units at a price equal to or greater than $[REDACTED]* per Class A Common Unit, (ii) Units of the Company that are, except as set forth in this clause (b)(ii), equivalent in all respects to Class A Common Units and issued at a price less than $[REDACTED]* per Unit, which Units (the “Special Units”) will, upon the occurrence of the Initial Closing and without the requirement of further action by the Company or any other Person, automatically convert into such number of Class A Common Units had the Special Units been issued at a price equal to $[REDACTED]* per Unit (e.g., if between the date hereof and the Initial Closing Date, the Company issues [REDACTED]* Special Units at a price equal to $[REDACTED]* per Special Unit, then such Special Units shall, upon the occurrence of the Initial Closing, automatically convert on the Initial Closing Date into [REDACTED]* Class A Common Units that were issued at a price equal to $[REDACTED]* per Class A Common Unit) and (iii) Class B Common Units, or (c) cause or permit the Company to make any distributions. For the avoidance of doubt, the parties recognize that the Series A-2 Members and the Series A-2 Managers have certain consent and veto rights from the Initial Closing until December 31, 2014, and certain consent and veto rights from and after January 1, 2015, and the restrictions set forth in this Section 6.4 shall be determined on the basis as of the applicable consent and veto rights arising under the Second A&R LLC Agreement as would be in effect on any given date of determination (provided that nothing herein shall be construed to affect, reduce or eliminate MSI’s consent rights in respect of the matters set forth in the immediately preceding sentence prior to the Initial Closing, which consent right shall apply as though the Second A&R LLC Agreement were in effect prior to the Initial Closing).

6.5                               Subject Acreage.  Effective as of the Initial Closing, MHR, on behalf of itself and its Affiliates, hereby grants to the Eureka Parties a right of first offer to provide midstream services with respect to the Subject Acreage, including gathering, processing, treating or compression services in respect of any Hydrocarbons produced from or by the Subject Acreage.

*             THE REGISTRANT HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS OF THIS EXHIBIT.  ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT AND HAVE BEEN FILED SEPARATELY WITH THE SEC.  OMITTED PORTIONS ARE INDICATED BY “[REDACTED]*”.

6.6                               [REDACTED]* Operational Matters. From and after the Initial Closing:

(a)                                      At the Company’s cost, MHR and the Company shall (and shall cause the Company’s Subsidiaries to) [REDACTED]*.

(b)                                       At the Company’s cost, MHR and the Company shall (and shall cause the Company’s Subsidiaries to) use commercially reasonable efforts to [REDACTED]*.

(c)                                        At the Company’s cost, MHR and the Company shall (and shall cause the Company’s Subsidiaries to) use commercially reasonable efforts to [REDACTED]*.

(d)                                       At the Company’s cost, MHR and the Company shall (and shall cause the Company’s Subsidiaries to) use commercially reasonable efforts to [REDACTED]*.

(e)                                        At the Company’s cost, MHR and the Company shall (and shall cause the Company’s Subsidiaries to) use commercially reasonable efforts to [REDACTED]*.

(f)                                         Until the earlier of the Initial Closing and the consummation of [REDACTED]*, MHR and the Company shall keep MSI apprised (at the Company’s expense) from time-to-time (and in any event, no less frequently than monthly) the status of (i) the foregoing matters relating to Section 6.6(a)-(e) and (ii) all other material matters relating to [REDACTED]* that MHR and the Company reasonably deem appropriate to accomplish the actions contemplated by Section 6.6.

6.7                               Compliance Matters. The Company will (and MHR shall cause the Company to), upon the Initial Closing, adopt an anti-corruption compliance program substantially in form and substance reasonably satisfactory to MSI and MHR, together with any amendments agreed between MSI, MHR, and the Company from time to time.

6.8                               2014 Projects.  Each of MHR and MSI acknowledge and agree that the 2014 Projects are included in the approved 2014 Annual Budget for the Company. Further, each of MHR and MSI agree to use their commercially reasonable efforts in good faith to agree to and approve a Project Written Consent for all of the 2014 Projects as soon as reasonably practicable following the execution and delivery of this Agreement.

ARTICLE VII

INDEMNIFICATION

7.1                               Survival.  The representations and warranties made on the Initial Closing shall survive the Initial Closing, and the representations and warranties made on the Second Closing shall survive the Second Closing, in each case as follows:

(a)                                 the representations and warranties set forth in Sections 4.1 through 4.7 and Sections 5.1 through 5.6 shall survive perpetually;

(b)                                 the representations and warranties set forth in Section 4.23 shall survive until the expiration of the applicable statute of limitations after the date made; and

(c)                                  all other representations and warranties shall survive for a period of eighteen (18) months after the date made.

Upon the expiration of any representation and warranty pursuant to this Section 7.1, unless written notice of a claim based on such representation and warranty shall have been delivered to the Indemnifying Party prior to such expiration, no claim may be brought based on the breach of such representation and warranty. The covenants made in this Agreement shall survive the Initial Closing and the Second Closing and remain operative and in full force and effect regardless of acceptance of any of the MHR Acquired Units and payment therefor and repayment, conversion, exercise or repurchase thereof. All indemnification obligations of MHR, the Company and MSI contained herein shall remain operative and in full force and effect unless such obligations are expressly terminated in a writing referencing that individual Section.

7.2                               Indemnification.

(a)                                 Subject to Sections 7.3 and 7.4 (including, for the avoidance of doubt, Section 7.4(b)), MHR and the Company shall, jointly and severally, indemnify and hold harmless MSI, the officers, directors, partners, members, agents, investment advisors and employees of MSI, each Person who controls MSI (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, agents and employees of each such controlling Person (collectively, the “MSI Indemnified Parties”), to the fullest extent permitted by applicable law, from and against any and all Losses arising out of or relating to the breach of any of the representations, warranties or covenants of MHR or the Company contained herein, provided that such claim for indemnification relating to a breach of a representation or warranty is made prior to the expiration of the survival of such representation or warranty as set forth in Section 7.1.

(b)                                 Subject to Sections 7.3 and 7.4, MSI shall indemnify and hold harmless MHR and each Eureka Party, their respective directors, managers, partners, members, officers, agents, advisors and employees, each Person who controls MHR or any Eureka Party (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, partners, members, agents and employees of each such controlling Persons (collectively, the “Company Indemnified Parties”), to the fullest extent permitted by applicable law, from and against all Losses arising out of or relating to the breach of any of the representations, warranties or covenants of such MSI contained herein, provided that such claim for indemnification relating to a breach of a representation or warranty is made prior to the expiration of the survival of such representation or warranty as set forth in Section 7.1.

7.3                               Conduct of Indemnification Proceedings.

(a)                                 If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of one counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have adversely prejudiced the Indemnifying Party.

(b)                                 An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (i) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding; or (ii) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party. The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding and does not contain any admission of wrongdoing or illegal conduct.

(c)                                  All reasonable fees and expenses of the Indemnified Party that are Losses for which it has been agreed in good faith by the parties that the Indemnified Party is entitled to indemnification hereunder (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Agreement) shall be paid to the Indemnified Party, as incurred, within ten Business Days of written notice thereof to the Indemnifying Party; provided, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is judicially determined that such Indemnified Party is not entitled to indemnification for such fees and expenses hereunder.

*             THE REGISTRANT HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS OF THIS EXHIBIT.  ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT AND HAVE BEEN FILED SEPARATELY WITH THE SEC.  OMITTED PORTIONS ARE INDICATED BY “[REDACTED]*”.

7.4                               Limitations.

(a)                                 No party shall be entitled to any recovery for any Losses for a breach of a representation or warranty unless and until the total of all Losses for the Company Indemnified Parties or MSI Indemnified Parties, as applicable, under Section 7.2 exceeds $1,000,000, at which time such parties shall be entitled to recover the aggregate amount of all Losses, regardless of such threshold; provided, however, that the aggregate liability for indemnity for breaches of representations or warranties under this Article VII for each of MHR and the Company collectively on the one hand, and MSI, on the other hand, shall not exceed an amount equal to [REDACTED]*. Notwithstanding anything in the foregoing to the contrary, the limitations contemplated by this Section 7.4 shall not apply to any claims for fraud or intentional, criminal or willful misrepresentation or misconduct. It is the intent of the parties that the indemnity provisions provided for in this Article VII shall be the sole and exclusive remedy of the parties under this Agreement, except as otherwise provided for in Section 9.12. In furtherance thereof, except as specifically provided in Section 9.12 and in the case of fraud or intentional, criminal or willful misrepresentation or misconduct, (i) the parties’ sole and exclusive remedy under this Agreement shall be to seek indemnification as set forth in this Article VII, and (ii) any claim for Losses against any party for any breach of this Agreement or in connection with any of the Transactions contemplated hereby will be made solely pursuant to this Article VII. Notwithstanding anything to the contrary set forth herein, if MSI actually recovers any amounts from ArcLight (net of any reasonable and documented out-of-pocket expenses incurred in connection therewith) for any matter in respect of which such amounts were paid pursuant to ArcLight’s indemnification obligations (if any) under the ArcLight UPA, then MHR and the Company shall be entitled to a credit in an amount equal to such amount in respect of such matter to the extent MHR and the Company are obligated to indemnify MSI hereunder with respect to such matter. MSI shall use its commercially reasonable efforts to seek indemnification in respect of any matter under which it is entitled to indemnification under both the ArcLight UPA and this Agreement first from ArcLight in respect of such matter, provided that MSI may, in its sole discretion, thereafter from time to time seek indemnification from MHR or the Company hereunder in respect of such matter.

(b)                                 The Company and MHR hereby acknowledges that one or more of the MSI Indemnified Parties (the “Institutional Investor Indemnitees”) have certain rights to indemnification, advancement of expenses or insurance provided by MSI or certain of MSI’s Affiliates (collectively, the “Institutional Investor Indemnitors”).  MHR and the Company hereby agree and acknowledge, that: (i) to the extent legally permitted and as required by the terms of this Agreement, (A) MHR is the indemnitor of first resort (i.e., its obligations to each Institutional Investor Indemnitee are primary and any obligation of the Institutional Investor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Institutional Investor Indemnitee are secondary) and (B) MHR shall be required to advance the full amount of expenses incurred by an Institutional Investor Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement, in each case to the extent payable hereunder, without regard to any rights that an Institutional Investor Indemnitee may have against the Institutional Investor Indemnitors and

(ii) MHR irrevocably waives, relinquishes and releases the Institutional Investor Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect of any of the matters described in clause (i) of this sentence for which any Institutional Investor Indemnitee has received indemnification or advancement from MHR. No MSI Indemnified Party shall be obligated to seek indemnification or advancement of expenses from the Company prior to seeking such indemnification or advancement of expenses from MHR, and MHR irrevocably waives, relinquishes and releases the Company from any and all claims for contribution, subrogation or any other recovery of any kind for which any MSI Indemnified Party has received indemnification or advancement from MHR. MHR and the Company further agree that no advancement or payment by the Institutional Investor Indemnitors on behalf of any Institutional Investor Indemnitee with respect to any claim for which an Institutional Investor Indemnitee has sought indemnification from MHR shall affect the foregoing and that the Institutional Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Institutional Investor Indemnitee against MHR.  Each party hereto agrees that the Institutional Investor Indemnitors are express third party beneficiaries of the terms of this Section 7.4(b).

(c)                                  Any use of “Material Adverse Effect” in any representation or warranty set forth in Article IV or any MHR Closing Certificate shall be disregarded for the purposes of this Article VII and any representations or warranties so qualified shall instead be deemed to be qualified with respect to accuracy, completeness, breach, significance, effect or damage (as applicable) by “material” or “materiality” (as applicable, and mutatis mutandis) in the determination of whether such representation or warranty has been breached and the amount of Losses caused by such breach; provided, however, that this provision shall not apply to the representation and warranty set forth in Section 4.15(a) and the related certification in any MHR Closing Certificate.

ARTICLE VIII

TERMINATION

8.1                               Termination. This Agreement shall survive in accordance with its terms, provided that this Agreement shall terminate automatically upon termination (if any) of the ArcLight UPA prior to the Initial Closing. If the Initial Closing does not occur on or before December 31, 2014, then either MHR or MSI shall be permitted, upon written notice to the other party, to terminate this Agreement for all purposes if such notice is given prior to the Initial Closing.

8.2                               Procedure and Effect of Termination.  If this Agreement is terminated pursuant to Section 8.1, all obligations of the parties under this Agreement will terminate for all purposes. Notwithstanding anything to the contrary set forth in any Transaction Document, in no event shall MSI or any of its Affiliates have any Liability whatsoever to MHR, the Company, their Affiliates or any other Person if the ArcLight Closing does not timely occur or otherwise does not occur for any reason (and without limiting the generality of the foregoing, MHR and the Company shall have no remedy of specific performance in respect of the transactions contemplated by the ArcLight UPA).

ARTICLE IX

MISCELLANEOUS

9.1          Entire Agreement.  This Agreement and the other Transaction Documents contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules. At or after each Closing, and without further consideration, each of MSI, MHR and the Company will execute and deliver to the other parties such further documents as may be reasonably requested in order to give practical effect to the intention of the parties under this Agreement and the other Transaction Documents.

9.2          Notices.  Any notice, request, instruction, correspondence or other document to be given hereunder by any party (herein collectively called “Notice”) shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when confirmation of a “read” receipt is received by the sending party if sent by electronic mail or when confirmation of transmission during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, if sent by facsimile, (c) five days after having been sent by registered or certified mail, postage prepaid and return receipt requested, or (d) one Business Day after the Business Day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All Notices shall be addressed as follows:

If to MHR or the Company:

Eureka Hunter Holdings, LLC
c/o Eureka Hunter Pipeline, LLC
777 Post Oak Boulevard
Suite 650
Houston, Texas 77056
Attention: Gary C. Evans and Gabe Scott
Email:
Facsimile: (832) 203-4551

With a copy (which shall not constitute notice) to:

Norton Rose Fulbright
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201
Attention: Brett H. Todd
Email: brett.todd@nortonrosefulbright.com
Facsimile: (214) 855-8200

and

Eureka Hunter Holdings, LLC
c/o Eureka Hunter Pipeline, LLC
777 Post Oak Boulevard
Suite 650
Houston, Texas 77056
Attention: Paul Johnston
Email:
Facsimile: (832) 203-4551

If to MSI:

MSIP II Buffalo Holdings LLC
c/o Morgan Stanley Infrastructure

1585 Broadway, 39th Floor

New York, NY 10036
Attention: John V. Veech
Email: john.veech@morganstanley.com
Facsimile: (212) 507-4720

With a copy (which shall not constitute notice) to:

Vinson & Elkins LLP
1001 Fannin Street, Suite 2500
Houston, Texas 77002
Attention: Jay B. Blackman
Email: jblackman@velaw.com
Facsimile: (713) 615-5220

Any party may change any address or other contact information to which Notice is to be given to it by giving Notice as provided above of such change of address or other contact information.

9.3          Additional Information.  The Company may request from MSI such additional information as the Company may deem necessary to determine the eligibility of MSI to hold the Units or to enable the Company to determine the Company’s compliance with applicable regulatory requirements or tax status, and MSI shall provide such information as may reasonably be requested.

9.4          Amendments; Waivers.  No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by MHR, the Company and MSI or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

9.5          Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. All references in this Agreement to Exhibits, Schedules, Articles, and Sections refer to the corresponding Exhibits, Schedules, Articles and Sections of or to this Agreement unless expressly provided otherwise. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The word “or” is not exclusive, and the word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

9.6          Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. None of the parties hereto may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld. All or any portion of the Units acquired by MSI may be sold, assigned or pledged by MSI, subject to compliance with applicable securities laws, the terms of this Agreement and the terms of the Second A&R LLC Agreement.

9.7          No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto, the other Eureka Parties and all of such parties respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person not expressly identified as an intended third-party beneficiary, except that each Indemnified Party is an intended third-party beneficiary of Section 7.2 and (in each case) may enforce the provisions of such Section directly against the parties with obligations thereunder.

9.8          Governing Law and Venue.  This Agreement, and any disputes, actions, claims or causes of action arising out of or in connection with this Agreement, shall be governed by the laws of the State of Delaware. Each party hereto submits to the exclusive jurisdiction of the federal courts located in Dallas, Texas (and the appellate courts thereto). This Agreement will not be governed by the United Nations Convention on Contracts for the International Sales of Goods, the application of which is expressly excluded. Each party agrees that it shall take no action to challenge the law and jurisdiction in this Section and shall use its best efforts to ensure that any such claim is adjudicated in such courts. Each party waives any defenses or objections to the agreed venue, jurisdiction or choice of law. Each party agrees that no treaty, law or rule or regulation of another country, whether local, federal or otherwise will pre-empt this Section. Each party understands and agrees that this jurisdiction requirement is a material condition of entering into this Agreement and agrees to indemnify and hold the other party harmless for any action or omission contrary to this material obligation. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.9          Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile or portable document format transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

9.10        Severability.  If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

9.11        Fees and Expenses.  MHR shall bear its and the Eureka Parties’ costs and expenses arising out of the preparation, negotiation, execution and delivery of the Transaction Documents (including MHR and the Eureka Parties’ out of pocket costs arising out of their due diligence), and MSI shall bear its costs and expenses arising out of the preparation, negotiation, execution and delivery of the Transaction Documents (including MSI’s out of pocket costs arising out of its due diligence).

9.12        Remedies.  In addition to being entitled to exercise all rights to indemnification pursuant to Article VII and termination of this Agreement as provided herein, MSI, MHR and the Company will (but in all cases subject to Section 8.2) be entitled to seek specific performance under this Agreement in respect of the transactions relating to the Closing Transactions if the parties hereto are required by the terms hereof to consummate such transactions. The parties agree that monetary damages may not be adequate compensation for any Losses incurred by reason of any breach of obligations in this Agreement and hereby agree to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

9.13        Updates to Disclosure Schedules.

(a)           (i) MHR shall have the right (but not the obligation) to deliver to MSI, from time to time after the execution of this Agreement or the Initial Closing Date, but no later than the second Business Day prior to either the Initial Closing Date or the Second Closing Date, as applicable, a schedule of changes to any of the Disclosure Schedules relating to any representations or warranties in Article IV with respect to matters arising after the execution of this Agreement or  the Initial Closing Date,  as the case may be,  that, if existing at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules in order to make the applicable representations and warranties true and correct in all material respects as of the date hereof (each, an “Update Schedule”).  Such Update Schedule shall be deemed to be incorporated into and to supplement and amend the Disclosure Schedules (and all references to the “Disclosure Schedules” in this Agreement shall include such Update Schedule to the extent applicable).  To the extent that MHR determines that any such event, development or occurrence on or after the execution of this Agreement or the Initial Closing Date (and any such determination prior to the Initial Closing Date shall be made in good faith by MHR), as applicable, that is the subject of the Update Schedule constitutes or relates to something that (either individually or in the aggregate with all or any other predecessor Update Schedule) would cause the representations and warranties contained in Article IV to not be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which event, development or occurrence would cause such representations and warranties to be not true and correct in all respects), then MHR will advise MSI in writing of such determination at the time that such Update Schedule is delivered to MSI (any Update Schedule in which MHR provides MSI written notice of such determination, a “Material Update”). Upon MSI’s receipt of any Material Update, MSI shall have the right to terminate Section 2.2 or Section 2.3 of this Agreement, as applicable, for all purposes without any liability whatsoever to MSI or MHR or their respective Affiliates.

(ii) Except as provided in Section 9.13(b), if MSI elects to proceed to the Initial Closing or the Second Closing notwithstanding the delivery of one or more Material Updates, MSI shall be deemed to have waived for all purposes of this Agreement all rights and remedies under this Agreement, the MHR Consent or applicable Law arising out of or related to the matters disclosed on such Update Schedule (including its right to not consummate the transactions contemplated hereby due to the failure of the condition set forth in Section 3.3(b)(i) and its right to seek indemnification hereunder) to the extent the items in the Update Schedule constitute a Material Update; provided, however, if the Initial Closing or the Second Closing, as applicable, occurs and no Material Updates have been delivered or if an Update Schedule has been provided that is not a Material Update, nothing in this Section 9.13 shall limit MSI’s right to indemnification pursuant to Article VII in respect of any event, development or occurrence that is the subject of any Update Schedule that constitutes a breach of any representation, warranty, covenant or agreement contained herein.

(b)           Notwithstanding anything to the contrary in Section 9.13(a):

(i) Any Material Update delivered after the Initial Closing shall in no event limit any of the MSI’s rights and remedies under this Agreement with respect to (or otherwise qualify or limit) any of MHR’s or the Company’s representations and warranties provided under (x) this Agreement prior to or as of the Initial Closing or (y) the MHR Closing Certificate delivered by MHR in connection with the Initial Closing.

(ii)  Any Material Update delivered before the Initial Closing with respect to the Specified Reps shall in no event limit any of MSI’s rights and remedies under this Agreement or otherwise qualify or limit any of MHR’s or the Company’s representations and warranties provided under this Agreement or any MHR Closing Certificate.

                (c)           The “Specified Reps” means Sections 4.1 (except to the extent any threatened Proceeding for the dissolution, liquidation or insolvency of MHR or any Eureka Party has been initiated by a third party), 4.2, 4.3, 4.4, 4.5, 4.6 (other than clause (a) of Section 4.6), 4.7, 4.8(a), 4.9, 4.10, 4.14, 4.15(f), 4.15(i), 4.15(l) (other than any material Plans established or materially amended to the extent such Plans or amendments do not disproportionately favor or impact the Employees relative to the other employees of MHR and its Affiliates), 4.22(a), 4.22(d), 4.24 (but only as to the first two sentences of Section 4.24), 4.25 (other than clauses (a) and (d) of Section 4.25 and, other than the first sentence thereof, clause (g) of Section 4.25), 4.29, 4.31, 4.32, 4.33 and 4.35.

9.14        Confidentiality.  Each party hereto agrees that all confidential or proprietary information relating to the Transaction Documents or the transactions contemplated thereby (the “Confidential Information”) shall be kept confidential by such party and shall not be disclosed by such party in any manner whatsoever or used except in connection with the transactions contemplated by the Transaction Documents; provided, however, that any of such Confidential Information may be disclosed (i) to such party’s Affiliates, to Persons who are (or who are prospective) direct or indirect purchasers of membership interests of the Company and/or lenders to the parties hereto, their respective Affiliates and/or direct or indirect purchasers of membership interests of the Company and to managers, directors, officers, employees and authorized representatives (including attorneys, accountants, consultants, bankers and financial advisors) of each such party and of such party’s respective Affiliates (collectively, for purposes of this Section 9.14, “Representatives”), and each party hereto shall ensure its Representatives comply with the provisions of this Section 9.14 or substantially similar terms, and that such party shall be responsible for any noncompliance with this Section 9.14 by any of its Representatives as if such Representative was a party hereto; (ii) to the extent to which the Company (with Requisite Member Approval as if the Second A&R LLC Agreement were in effect at the time of such disclosure of such Confidential Information) consents in writing; (iii) to the extent not in violation of applicable Law or this Agreement, if disclosure is with respect to the terms of MSI’s investment in the Company pursuant to the Transaction Documents and the performance of that investment (whether in MSI’s or its Affiliates’ fundraising materials or otherwise); (iv) by a party hereto or any of its Representatives to the extent reasonably necessary in connection with such party’s enforcement of its rights under any Transaction Document; or (v) by any party hereto or its Affiliates or their respective Representatives to the extent that such Party or such Affiliate or any such Representative has received advice from its counsel that it is legally compelled to do so (including pursuant to the rules of an applicable stock exchange), provided, that, (A) MHR may describe the Transaction Documents and file the forms thereof in filings with the Securities and Exchange Commission or any stock exchange and may describe the Transaction Documents and the transactions contemplated thereby in any press release issued by MHR (provided that MHR shall provide MSI a reasonable opportunity to review and comment upon such filings or press releases in advance of making such filings or press releases (and to seek in good faith to incorporate such comments as are reasonably appropriate in respect of such filings, and not to make any press release (x) describing or referring to MSI or any of its Affiliates without the prior written consent of MSI or (y) describing the Transaction Documents or the transaction contemplated thereby without the prior written consent of MSI, which shall not be unreasonably conditioned, withheld or delayed, and MSI shall use its reasonable best efforts to promptly provide such consent following its receipt of the proposed final form of such press release; it being understood by the parties hereto that MSI and MHR are coordinating mutually agreeable forms of press releases to be released in connection with the Initial Closing, and MHR and MSI shall continue to coordinate in good faith in respect of such press releases) and shall seek confidential treatment of those commercially sensitive portions of the Transaction Documents in such filings upon the written request of MSI, assuming that there is a good faith basis therefor) and (B) with respect to disclosures other than those described in clause (A), prior to making such disclosure, each party hereto or any of its Representatives, as the case may be, uses reasonable efforts to preserve the confidentiality of the Confidential Information, including consulting with the other parties hereto regarding such disclosure and, if reasonably requested by the such other parties, assisting such other parties, at such other parties’ respective expense, in seeking confidential treatment or a protective order to prevent the requested disclosure.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

MSI:

MSIP II BUFFALO HOLDINGS LLC

By:	/s/ John Veech
Name:	John Veech
Title:	President

Signature Page to Transaction Agreement

COMPANY:

EUREKA HUNTER HOLDINGS, LLC

By:	/s/ Gary C. Evans
Name:	Gary C. Evans
Title:	President and Chief Executive Officer

MHR:

MAGNUM HUNTER RESOURCES CORPORATION

By:	/s/ Gary C. Evans
Name:	Gary C. Evans
Title:	Chairman and Chief Executive Officer

MH SERVICES:

MAGNUM HUNTER SERVICES, LLC (for the limited purposes set forth in Section 6.1 of this Agreement)

By:	/s/ Gary C. Evans
Name:	Gary C. Evans
Title:	Chief Executive Officer

Signature Page to Transaction Agreement